SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE COOPER COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 30, 2015

Dear Stockholder:

You are cordially invited to join us at the 2015 Annual Meeting of Stockholders of The Cooper Companies, Inc., which will be held at 8:00 a.m. (PDT) on March 16, 2015 at 6140 Stoneridge Mall Road, Suite 145, Pleasanton, California 94588.

At the meeting, we will ask our stockholders to vote on proposals to elect a Board of Directors and to ratify the Audit Committee’s appointment of our independent registered public accounting firm for the current fiscal year. We will also ask our stockholders to take an advisory vote on the compensation of our Named Executive Officers.

Your vote is important to us and we hope that you will take this opportunity to participate in the affairs of the Company. Whether or not you plan to attend the Annual Meeting, we urge you to read the accompanying materials regarding matters to be voted on and use either the proxy card or voting instruction form provided to you to submit your vote by proxy. Additional information about voting your shares is included in the Proxy Statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

A. Thomas Bender

Chairman of the Board of Directors

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	March 16, 2015

Meeting Time:	8:00 a.m. (PDT)

Location:	6140 Stoneridge Mall Road, Suite 145 Pleasanton, California 94588

Agenda:

1.     Elect the eight directors named in the Proxy Statement;

2.     Ratify the appointment of our independent registered public accounting firm;

3.     Hold an advisory vote on the compensation of our Named Executive Officers; and

4.     Transact any other business that may properly come before the meeting.

Admission

All stockholders are cordially invited to attend the meeting in person.

Voting

Only stockholders owning our common stock at the close of business on Tuesday, January 20, 2015, or their legal proxy holders, will be entitled to vote at the Annual Meeting.

On or about February 4, 2015, we will mail either (1) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access an electronic copy of our proxy materials and vote your shares or (2) a copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2014. The Notice will also contain instructions on how to request a paper copy of our proxy materials.

You may vote by following the instructions on the Notice or by using the proxy card accompanying the paper copy of materials. If phone or internet voting is available to you, instructions will be included on your proxy card. Your vote is important to us. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

By Order of the Board of Directors

Carol R. Kaufman

Secretary

Dated: January 30, 2015

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

We will hold our Annual Meeting of Stockholders, or the Annual Meeting, on Monday, March 16, 2015 at 6140 Stoneridge Mall Road, Suite 145, Pleasanton, California 94588. The meeting will start at 8:00 a.m. (PDT).

Our stockholders of record on Tuesday, January 20, 2015 will receive either (1) a Notice of Internet Availability of Proxy Materials containing instructions on how to access an electronic copy of our proxy materials and vote their shares or (2) a physical copy of this Proxy Statement together with the proxy card and our Annual Report on Form 10-K for the fiscal year ended October 31, 2014. The Notice of Internet Availability of Proxy Materials will also contain instructions on how to request a paper copy of our proxy materials to be sent to you if you prefer. These materials are presented on our behalf by order of the Board of Directors.

You may also find useful information about the Company on our website at http://www.coopercos.com in the Investor Relations section. Information contained on our website is not and should not be considered a part of this Proxy Statement or any other filing or report filed with or furnished to with the Securities and Exchange Commission (the “SEC”).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The SEC has adopted regulations that permit us to provide our materials electronically to stockholders if they have not previously requested that printed materials be provided to them on an ongoing basis. Accordingly, on or about February 4, 2015, we mailed a Notice of Internet Availability of Proxy Materials, or the Notice. The Notice was sent to our stockholders of record on January 20, 2015 who have not previously requested that printed materials be provided to them on an ongoing basis. All stockholders receiving the Notice have the ability to access the proxy materials electronically through the website referred to in the Notice. They also have the option to request a printed set of the proxy materials.

Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage stockholders to take advantage of the availability of proxy materials on the Internet.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

What proposals will be considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

1.	The election of the eight directors named in this Proxy Statement to our Board of Directors;
2.	The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending October 31, 2015;
3.	An advisory vote on the compensation of our Named Executive Officers as described in this Proxy Statement; and
4.	The transaction of any other business that is properly presented at the meeting.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

The Board recommends a vote “FOR” each of the nominees for director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm and “FOR” approval on an advisory basis of the compensation of our Named Executive Officers.

Who is entitled to vote at the Annual Meeting?

We have set January 20, 2015 as the Record Date for this year’s Annual Meeting. All stockholders who owned our stock at the close of business on the Record Date are entitled to receive proxy materials and to vote at the Annual Meeting and any continuations, adjournments or postponements thereof.

As of the Record Date, there were 48,299,900 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

We strongly encourage you to vote.

Your vote is important to us. Regardless of whether you plan to attend the meeting, we encourage you to read this Proxy Statement and the accompanying materials and to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.

How do I vote my shares?

As a stockholder, you can vote your shares in person at the Annual Meeting or vote by proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote your shares by following the instructions on the Notice or by completing, dating and signing the proxy card included with this Proxy Statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If phone or internet voting is available to you, you may also vote by following the instructions on the Notice or your proxy card.

If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you will receive the proxy materials from your broker, bank or other nominee with instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions by phone or through the Internet. If you wish to vote your shares in person, you may do so by attending the Annual Meeting and requesting a ballot.

What happens if I vote my shares by proxy?

When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

•	Shares will be voted FOR each of the individuals nominated to serve as directors;
•	Shares will be voted FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015; and
•	Shares will be voted FOR the compensation of our Named Executive Officers as described in this Proxy Statement.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by proxy, you may revoke or change your vote at any time prior to the casting of votes at the Annual Meeting. To revoke or change your vote, you may take any of the following actions:

1.	Execute and submit a new proxy card;
2.	Submit new voting instructions through telephonic or internet voting, if available to you;
3.	Notify Carol R. Kaufman, Secretary of the Company, in writing that you wish to revoke your proxy; or
4.	Vote your shares in person at the Annual Meeting.

Attending the Annual Meeting in person will not automatically revoke your proxy.

Who pays for the proxy solicitation and how will the Company solicit votes?

We pay all costs associated with the solicitation of proxies, including any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

We may solicit proxies in person or by mail, telephone, facsimile or e-mail. Proxies may be solicited on our behalf by any of our directors, officers or employees. Additionally, we have retained the firm of D.F. King & Co., Inc. to assist with the solicitation of proxies and will pay a fee of $15,500 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with Delaware law and our Bylaws, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Broker “non-votes” occur when a broker is not permitted to vote on behalf of shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, NYSE rules determine whether the broker may vote the shares based on its own judgment or is required to withhold its vote, and the determination depends on the proposal being voted on as shown in the table below.

How many votes are required to approve the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — Election of Directors	Majority of Votes Cast	NO
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES
Proposal 3 — Advisory Vote on Executive Compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Detailed information regarding each of the proposals to be presented at the 2015 Annual Meeting is presented in this Proxy Statement starting on page 58. Additional information about us, our Board and its committees, equity ownership, compensation of officers and directors, and other matters can be found starting on page 6.

Detailed information for stockholders regarding how to present proposals to be considered at the 2016 Annual Meeting is presented on page 5. Proposals under Rule 14a-8 must be submitted no later than October 6, 2015 to be included in our next Proxy Statement and considered at the 2016 Annual Meeting of Stockholders. Proposals should be sent to Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588.

OTHER PROPOSALS AND STOCKHOLDER NOMINATIONS FOR DIRECTOR

Our Bylaws allow stockholders to nominate directors for election and to propose other business to be considered by stockholders at the Annual Meeting. Under the Bylaw provisions, stockholders wishing to submit proposals must notify the Company Secretary in writing. Notice must be sent no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

To be considered at the 2016 Annual Meeting, director nominations and other proposals for consideration under these provisions must be submitted no earlier than November 16, 2015 and no later than December 16, 2015. In the event that we set the date for the 2016 Annual Meeting more than 30 days before or more than 70 days after March 16, 2016, director nominations and other proposals must be submitted no earlier than the close of business on the 120th day prior to the announced meeting date and no later than the close of business on the later of the 90th day prior to the announced meeting date and the 10th day following our first public disclosure of the date of the meeting.

Also, if we increase the number of directors to be elected at the 2016 Annual Meeting, and we do not make a public announcement at least 100 days prior to March 16, 2016 stating the size of the increase and naming all the nominees for director, then stockholder nominations for directors will be considered if the proposal is delivered to our Secretary at our principal offices no later than 10 days after we make a public announcement of the increased board size. This only applies to nominations for positions created by the increase and does not apply to nominations for current positions. This also does not apply to proposals other than the nomination of director candidates. Nominations or proposals should be submitted, in writing, to Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588. A stockholder’s notice to nominate a director or bring any other business before the 2016 Annual Meeting must set forth certain information specified in our Bylaws.

Our Corporate Governance and Nominating Committee of the Board of Directors will also directly consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the 2016 Annual Meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2016 Annual Meeting, and the recommendation must be received in writing between November 16, 2015 and December 16, 2015. To be considered, recommendations should include: (i) the nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the stockholder submitting the recommendation or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the stockholder or beneficial owner submitting the recommendation. The Corporate Governance and Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Committee.

OWNERSHIP OF THE COMPANY

Principal Securityholders

The following table contains information regarding all individuals or groups who have advised us that they own more than five percent (5%) of the outstanding shares of our common stock.

	Common Stock Beneficially Owned as of December 31, 2014
Name of Beneficial Owner	Number of Shares	Percentage of Shares
FMR LLC (1) 82 Devonshire Street Boston, MA 02109	6,770,374	14.105%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,720,060	7.700%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	3,464,976	7.200%
Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	2,914,718	6.070%

(1)

Based on information disclosed in a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d on February 14, 2014. FMR LLC and Edward C. Johnson 3d, through their control of the subsidiaries of FMR LLC, have the sole power to dispose of or direct the disposition of all 6,770,374 shares and the sole power to vote or direct the voting of 376,538 of these shares. According to this Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 5,290,938 of these shares; Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC, beneficially owns 1,080,000 of these shares; Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, beneficially owns 219 of these shares; Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC, beneficially owns 252,799 of these shares; and Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, beneficially owns 31,850 of these shares. Additionally, FIL Limited, an international entity in which FMR LLC holds a voting interest of more than 25% but less than 50%, beneficially owns 114,568 of these shares.

(2)

Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2015. According to this Schedule 13G/A, BlackRock, Inc., directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of these 3,720,060 shares; and has the sole power to vote or direct the vote of 3,512,969 of these shares.

(3)

Based on information disclosed in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 12, 2014. According to this Schedule 13G/A, T. Rowe Price Associates beneficially owns and has the sole power to dispose of or direct the disposition of these 3,464,976 shares; and has the sole power to vote or to direct the vote of 744,135 of these shares.

(4)

Based on information disclosed in a Schedule 13G filed by The Vanguard Group, Inc. on February 12, 2014. According to this Schedule 13G, The Vanguard Group beneficially owns and has the sole power to dispose of or direct the disposition of 2,886,970 of these shares and has the shared power to dispose of or direct the disposition of 27,748 of these shares; and has the sole power to vote or to direct the vote of 31,248 of these shares. According to this Schedule 13G, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, beneficially owns 27,748 of these shares and Vanguard Investments Australia Ltd., a wholly owned subsidiary of the Vanguard Group beneficially owns 3,500 of these shares.

Securities Held by Insiders

The following table contains information regarding ownership of our common stock by each of our directors, the executives named in the Summary Compensation Table, and all of the current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated.

	Common Stock Beneficially Owned as of January 15, 2015
Name of Beneficial Owner	Number of Shares		Percentage of Shares
A. Thomas Bender	71,105	(1)		*
Michael H. Kalkstein	63,337	(2)		*
Carol R. Kaufman	178,467	(3)		*
Jody S. Lindell	61,354	(4)		*
Greg W. Matz	50,122	(5)		*
Daniel G. McBride	63,588	(6)		*
Gary S. Petersmeyer	8,837	(7)		*
Steven Rosenberg	87,187	(8)		*
Allan E. Rubenstein, M.D.	27,963	(9)		*
Robert S. Weiss	414,397	(10)		*
Albert G. White III	58,947	(11)		*
Stanley Zinberg, M.D.	54,951	(12)		*
All current directors and executive officers as a group (15 persons)	1,159,119		2.4%

* Less than 1% ownership.

(1)

Includes 897 restricted shares granted to Mr. Bender pursuant to the terms of the Second Amended and Restated 2006 Long-Term Incentive Plan for Non-Employee Directors, or the 2006 Directors’ Plan. Mr. Bender has sole voting power with respect to those 897 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 42,450 shares which Mr. Bender could acquire upon the exercise of currently exercisable stock options.

(2)	Includes 816 shares granted to Mr. Kalkstein pursuant to the terms of the 2006 Directors’ Plan. Mr. Kalkstein has sole voting power with respect to these 816 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 48,227 shares which Mr. Kalkstein could acquire upon the exercise of currently exercisable stock options; all of these exercisable options are held by the Kalkstein and English Family Trust u/a/d May 18, 2005, as amended, an estate planning trust in which Mr. Kalkstein maintains 50% or greater control.

(3)	Includes 141,929 shares which Ms. Kaufman could acquire upon the exercise of currently exercisable stock options.

(4)

Includes 816 shares granted to Ms. Lindell pursuant to the terms of the 2006 Directors’ Plan. Ms. Lindell has sole voting power with respect to these 816 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 43,227 shares which Ms. Lindell could acquire upon the exercise of currently available stock options; all of these exercisable options are held by the Matthews-Lindell Family Trust, an estate planning trust in which Ms. Lindell maintains 50% or greater control.

(5)	Includes 39,514 shares which Mr. Matz could acquire upon the exercise of currently exercisable stock options.

(6)	Includes 42,521 shares which Mr. McBride could acquire upon the exercise of currently exercisable stock options.

(7)

Includes 816 shares granted to Mr. Petersmeyer pursuant to the terms of the 2006 Directors’ Plan. Mr. Petersmeyer has sole voting power with respect to these 816 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 6,977 shares which Mr. Petersmeyer could acquire upon the exercise of currently available stock options; all of these exercisable options are held by the Gary and Catherine Petersmeyer Trust DTD, an estate planning trust in which Mr. Petersmeyer maintains 50% or greater control.

(8)

Includes 816 shares granted to Mr. Rosenberg pursuant to the terms of the 2006 Directors’ Plan. Mr. Rosenberg has sole voting power with respect to these 816 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 75,727 shares which Mr. Rosenberg could acquire upon the exercise of currently exercisable stock options.

(9)

Includes 816 shares granted to Dr. Rubenstein pursuant to the terms of the 2006 Directors’ Plan. Dr. Rubenstein has sole voting power with respect to these 816 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 15,650 shares which Dr. Rubenstein could acquire upon the exercise of currently exercisable stock options.

(10)	Includes 279,920 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options.

(11)	Includes 32,139 shares which Mr. White could acquire upon the exercise of currently exercisable stock options.

(12)

Includes 816 shares granted to Dr. Zinberg pursuant to the terms of the 2006 Directors’ Plan. Dr. Zinberg has sole voting power with respect to these 816 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 40,727 shares which Dr. Zinberg could acquire upon the exercise of currently exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and anyone owning more than ten percent of a registered class of our equity securities to file reports with the SEC detailing their ownership and any changes in ownership. SEC regulations also require these persons to provide us with a copy of all reports filed.

Based solely on our review of the copies of reports and related amendments we have received, we believe that during and with respect to the 2014 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent owners were met.

CORPORATE GOVERNANCE

The Board of Directors

The Board is elected annually and each of our directors stands for election every year. Presently the Board is comprised of eight directors, and all except Mr. Weiss have been determined by the Board to be independent. Mr. Weiss serves as our Chief Executive Officer and is compensated for his position as an executive. He receives no additional compensation for his service on the Board.

In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by the NYSE and the SEC, and that each has no relationship, either directly or indirectly through an organization that has a relationship with the Company, other than as a stockholder of the Company or through his or her service on the Board. The Board and its active committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with regulations.

Directors who are not also employees, or Non-Employee Directors, are compensated for their services as described in “Director Compensation” on page 54.

Under our Corporate Governance Principles, directors are not permitted to serve on the boards of more than two other public companies while they serve on our Board. We do not limit service on private company boards of directors or with non-profit organizations.

Any interested party wishing to communicate with the Board, the Non-Employee Directors as a group or any specific Board member, may do so by writing to the Board, the Non-Employee Directors as a group, or the particular Board member and delivering the communication in person or mailing it to: Board of Directors, c/o Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588. Communications will be distributed to specific Board members as directed in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters, it will be forwarded to the Chairman of the Audit Committee unless otherwise specified. From time to time, the Board may change the process for interested parties to communicate with the Board or its members. Please refer to our website at http://www.coopercos.com for any changes in this process.

Identification of Candidates

The Corporate Governance and Nominating Committee is responsible for identification and selection of qualified candidates for nomination to the Board. The Committee believes that nominees for election to the Board must possess certain minimum qualifications and attributes.

To be nominated for election, an individual must: (i) meet the objective independence requirements set forth by the SEC and NYSE (other than executive nominees), (ii) exhibit strong personal integrity, character, and ethics and a commitment to ethical business and accounting practices, (iii) not serve on more than two other public company boards, (iv) not be involved in on-going litigation with us or be employed by an entity which is engaged in such litigation, and (v) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct. The Corporate Governance and Nominating Committee does not currently maintain a separate diversity policy. Instead the Committee relies on diversity as one of many factors in the consideration of director nominees who meet these stated criteria.

The Corporate Governance and Nominating Committee will consider suggestions from stockholders for nominees for election as directors at our Annual Stockholder Meetings on the same terms as nominees selected by the Committee. Stockholder suggestions must be received on a timely basis and meet the criteria set forth in the information on Other Proposals And Stockholder Nominations For Director on page 5.

As of the date of this Proxy Statement, no stockholder suggestions for director nominees have been received by the Corporate Governance and Nominating Committee. Except as set forth above, the Corporate Governance and Nominating Committee does not currently have a formal process for identifying and evaluating nominees for directors, including nominees recommended by stockholders.

Board Leadership Structure

We maintain separate positions for the Chairman and Chief Executive Officer (CEO). We also maintain an independent Lead Director position, which is currently held by Dr. Allan E. Rubenstein.

We feel this division provides a balance between independence of our directors and the experience of our officers. Our current Chairman has significant business experience with the Company, but has also been affirmatively determined to be independent by our Board. We feel that maintaining an independent Chair provides for strong, knowledgeable leadership of the Board, separate from the CEO position’s immediate day-to-day involvement with the Company.

Board Committees

The Board maintains four standing committees whose functions are described below. As required by the SEC and NYSE, all members of the Corporate Governance and Nominating Committee, the Audit Committee, and the Organization and Compensation Committee are independent directors. At the Board’s discretion, other committees may include directors who have not been determined to be independent. Currently the Board maintains one committee, the Science and Technology Committee, which has non-independent director membership. Committee membership is determined by the Board and reviewed regularly.

Each committee maintains a written charter detailing its authority and responsibilities. These charters are updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on our website at http://www.coopercos.com.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications and independence of the independent registered public accounting firm serving as auditors of the Company, and (v) the oversight and performance of the Company’s internal audit function and the outside auditors. The Audit Committee advises and makes recommendations to the Board regarding our financial, investment and accounting procedures and practices.

The current members of the Audit Committee are Steven Rosenberg (Chair), Michael H. Kalkstein and Jody S. Lindell.

The Organization and Compensation Committee, or the Compensation Committee, reviews and approves all aspects of the compensation paid to our Chief Executive Officer and all executives identified by the Compensation Committee as officers under Section 16(a) of the Exchange Act. The Compensation Committee also approves all compensation for employees whose total combined annual base salary plus target non-equity incentive bonus is $500,000 or greater, regardless of whether they have been designated as officers under Section 16(a). Members of the Compensation Committee are not eligible to participate in any of our executive compensation programs.

The Compensation Committee also approves all awards under our equity and non-equity incentive bonus plans and has approval authority for all agreements providing for the payment of benefits following a change in control of the Company, severance following a termination of employment or any other special arrangement with the executive officers or employees which would affect their compensation.

The current members of the Compensation Committee are Michael H. Kalkstein (Chair), Jody S. Lindell, Gary S. Petersmeyer and Allan E. Rubenstein, M.D.

The Corporate Governance and Nominating Committee develops, implements, and maintains the corporate governance standards by which we conduct business, and advises and makes recommendations to the Board concerning our primary governance policies. The Corporate Governance and Nominating Committee meets with the Chief Executive Officer and senior corporate staff as it deems appropriate to fulfill its obligations with regard to our corporate governance standards. The Corporate Governance and Nominating Committee also performs the functions described under “Identification of Candidates” on page 10.

The members of the Corporate Governance and Nominating Committee are Allan E. Rubenstein, M.D. (Chair), Steven Rosenberg and Stanley Zinberg, M.D.

The Science and Technology Committee evaluates new and existing technologies. The Science and Technology Committee’s primary functions are to: (i) discuss technology that falls outside the usual scope of current business, (ii) periodically review our research and development projects and portfolio, (iii) annually review our key technologies and assess the position of these technologies versus third party products and processes, and (iv) provide information and guidance to the Board on matters relating to science and technology. The Science and Technology Committee functions on an ad hoc basis.

The current members of the Science and Technology Committee are Stanley Zinberg, M.D. (Chair), Gary S. Petersmeyer, Allan E. Rubenstein, M.D., Robert S. Weiss and A. Thomas Bender.

Meetings

The Board and committees met as follows during our fiscal year ended October 31, 2014:

Number of Meetings
Board of Directors	12
Audit Committee	7
Organization and Compensation Committee	7
Corporate Governance and Nominating Committee	4
Science and Technology Committee	3

The Non-Employee Directors also meet routinely in executive session in connection with regular meetings of the Board and more often as they deem appropriate. Either Mr. Bender, as Chair, or Dr. Rubenstein, as Lead Director, presides over executive sessions.

During the 2014 fiscal year, each director attended at least 90% of the aggregate of board meetings and meetings of committees on which the director served. Currently we do not maintain a formal policy regarding director attendance at the Annual Meeting.

Corporate Governance Policies

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review company processes and procedures in light of such developments. We seek to comply with the rules and regulations promulgated by the SEC and the NYSE and implement other corporate governance practices we believe are in the best interest of the Company and its stockholders. In keeping with this commitment, our corporate Bylaws include a majority voting standard for the election of our directors and we maintain various corporate policies that reflect our dedication to good governance. We believe that the policies currently in place enhance our stockholders’ interests.

Corporate Governance Principles

The Board has approved a set of Corporate Governance Principles for the Company. The Principles are available in their entirety on our website at http://www.coopercos.com. The Principles set out our standards for director qualifications, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, and performance evaluations of the Chief Executive Officer and of the Board and its committees.

Under the Principles, the Non-Employee Directors are required to maintain a minimum level of ownership in our common stock. The Board has adopted ownership requirements for Non-Employee Directors requiring directors to hold Cooper common stock valued at five times their annual retainer for service as a director. This ownership requirement was updated in October 2014 upon recommendation by the Compensation Committee and consideration by the Board. The Board determined that increasing the ownership requirement would strengthen the relationship between the Directors and Stockholder interests. Shares held must be free of restrictions to meet the requirements. Until the required ownership values are met the Non-Employee Directors must retain 100% of shares received on vesting of restricted stock and on exercise of stock options. As of the date of this Proxy Statement, all of the Non-Employee Directors hold stock equal to, or in excess of, the minimum level of required ownership.

Ethics and Business Conduct Policy

We have adopted an Ethics and Business Conduct Policy, or Code of Ethics, which is available in its entirety on our website at http://www.coopercos.com. All our employees, officers, and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Code of Ethics in discharging their work-related responsibilities. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

The Code of Ethics includes provisions relating to: (i) conflicts of interest; (ii) the protection and proper use of Company assets; (iii) relationships with customers, suppliers, competitors and associates; (iv) government relations and anti-corruption regulations; (v) and compliance with laws and regulations, including laws and regulations relating to insider trading, equal employment opportunity, harassment, health and safety. We most recently updated the Code of Ethics in July 2014 with revisions to enhance readability and to provide additional detail regarding the Company’s expectations regarding the conduct of our employees, officers and directors and reporting of violations.

The Code of Ethics is translated into a number of languages to facilitate readability for our employees and all employees receive a copy of the Code of Ethics at their date of hire and annually. The Code of Ethics is also posted on our internal web pages for ease of access.

Amendments to the Code of Ethics and any waivers from the Code of Ethics granted to directors or executive officers will be made available through our website. As of the date of this proxy statement, no waivers or requests have been requested or granted.

Procedures for Handling Accounting Complaints

The Audit Committee has established procedures for receipt and handling of potential complaints we may receive regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential reporting system managed by an independent third-party vendor through which employees may report concerns about our business practices. The reporting system provides both a telephone hotline and online reporting options in multiple languages.

Board of Directors’ Role in Risk Oversight

Our Board of Directors recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our stockholders. While our management team has responsibility for the day-to-day assessment and management of potential business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting the proper “tone at the top.” In this function, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting management with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. Each committee of the Board regularly reviews risks related to its area of focus as follows:

•	The Audit Committee reviews potential risks within our financial operations, information technology systems and internal controls;

•	The Corporate Governance and Nominating Committee reviews potential risks in relation to general governance and compliance matters;

•	The Compensation Committee reviews risks associated with retention of key executives, how our compensation practices influence executive risk taking, and matters of succession planning; and

•	The Science and Technology Committee reviews potential risks in connection with current technology and potential technology investments.

Each committee reports regularly to the Board on these topics and contributes to the overall Board review of potential business risks. Management also addresses risks and risk management in regular reports to the Board and its committees.

The Board believes that its current leadership, structure and majority independent membership all facilitate risk oversight by combining experienced leadership with independent direction from the Board and committees. Both our Chairman and our CEO have in-depth understanding of our history and specific challenges we face as a business. Our CEO’s experience allows him to promptly identify and raise key business risks to the Board and our Chairman’s history with the Company provides the Board with an independent voice who can also provide insight into management decisions and market dynamics based on our specific business operations. The Board believes that the balance between our Chairman, CEO, Lead Director, and the independent committees of the Board enhances our risk oversight process and appropriately limits levels of risk within our enterprise.

Additionally, we maintain both a Chief Risk Officer and a Chief Governance Officer position within senior management. Our Chief Risk Officer maintains responsibility for direct risk oversight and review of our potential and identified business risks, and heads our management risk committee. The Chief Governance Officer holds responsibility for ensuring compliance training and communication of key policies to our employees. The Board feels that the appointment of executive officers that are directly responsible for monitoring risk and compliance issues ensures active positions dedicated to the identification and monitoring of potential business risks, and enhances the “tone at the top” message of the importance of risk oversight, governance and compliance.

Risk and Executive Compensation

Our Compensation Committee reviews and assesses the possible risks related to our executive compensation programs. Based on this assessment the Compensation Committee has concluded that our compensation program structure does not create unreasonable risk or the likelihood of a material adverse impact on the Company. In making this determination, the Compensation Committee considered possible compensation-based risks and means by which potential risks may be mitigated, including through the operation of our internal control structure and the Committee’s oversight. The Compensation Committee also considered the structure of our compensation plans, including the use of a combination of short- and long-term compensation programs, equity ownership guidelines for our senior executives, capped bonus targets under short-term incentive plans, and clawback provisions for short-term bonus awards.

Management Succession Planning

At least annually, and more often as deemed appropriate, the Compensation Committee meets with management to discuss the plan for CEO succession as well as possible succession plans for senior management. Succession plans are designed to allow for an orderly transition of the top executive posts either in the ordinary course of business or in response to emergency situations. Management develops and presents plans for identification, mentoring and continuing development of appropriate leadership skills for internal candidates for CEO and other leadership positions. The Committee provides oversight, input and recommendations with regard to the criteria to be used for identification of potential candidates for succession to leadership positions. The Committee also meets with individual members of management occasionally throughout the year to assess leadership development within the executive team.

Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants. The Company’s legal staff is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Corporate Governance and Nominating Committee of our Board reviews and approves or ratifies all transactions between the Company and related persons that are required to be disclosed under SEC rules, and we disclose such transactions in our Proxy Statement.

We have determined that there were no material related party transactions during the 2014 fiscal year.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, all of the members of the Organization and Compensation Committee were independent directors, and no member was an employee or former employee of the Company. No Committee member had any relationship requiring disclosure as a related party transaction. During fiscal year 2014, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Organization and Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors: Steven Rosenberg (Chair), Michael H. Kalkstein and Jody S. Lindell. The Board has determined that all members of the Audit Committee are financially literate as required by the NYSE and has also determined that both Mr. Rosenberg and Ms. Lindell meet the qualifications of an audit committee financial expert as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board in December 2004 and most recently amended in October 2011. The Audit Committee’s charter is available in its entirety on our website at http://www.coopercos.com.

The Audit Committee’s primary duties and responsibilities relate to:

•	Management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and financial disclosure practices;

•	Management’s establishment and maintenance of processes to assure that an adequate system of internal controls is functioning effectively within the Company; and

•	Engagement, retention and termination of our independent registered public accounting firm.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications, independence and performance of KPMG LLP, or KPMG, in its role as our independent registered public accounting firm, (v) retention and engagement of KPMG and oversight of their work and (vi) overseeing the performance of our internal audit function and reviewing our internal controls.

Management is responsible for the Company’s internal controls and the financial reporting process. The Committee has engaged Ernst & Young LLP, or Ernst & Young, to assist in the assessment of the Company’s internal control over financial reporting and to lead the Company’s internal audit function.

KPMG, as the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report on the audit process. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s financial results.

The Audit Committee held 7 meetings during the 2014 fiscal year, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and KPMG. These Audit Committee meetings routinely include executive sessions of the committee, as well as private sessions with each of KPMG, Ernst & Young and management.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2014 with the Company’s management and KPMG, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP). The Audit Committee discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 “Communication with Audit Committees.”

The Audit Committee also reviewed and discussed with KPMG, Ernst & Young and management the processes and procedures associated with our assessment of internal controls over financial reporting, including management’s assessment of such controls.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by KPMG. Under its charter, the Audit Committee must approve all engagements in advance. All engagements with estimated fees above $150,000 require consideration and approval by the full Audit Committee. The Chair of the Audit Committee has the authority to approve on behalf of the full Audit Committee all engagements with fees estimated to be below $150,000. Management recommendations are considered in connection with such engagements, but management has no authority to approve engagements.

In the 2014 fiscal year, the Audit Committee received both the written disclosures and the letter from KPMG that are mandated by applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner. The Audit Committee or its Chair approved all audit services provided by KPMG for the fiscal year ended October 31, 2014. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended October 31, 2014	Fiscal Year Ended October 31, 2013
Audit Fees	$4,384,000	$3,620,000
Audit Related Fees	$-0-	$-0-
Tax Fees	$-0-	$-0-
All Other Fees	$144,000	$-0-

Audit fees for fiscal 2014 include work performed in connection with the acquisition of Sauflon Pharmaceuticals Ltd. (“Sauflon”). Other fees represent work performed to assist with the conversion of Sauflon accounting from International Financial Reporting Standards (IFRS) to United States GAAP.

Based on the Audit Committee’s discussions with management and KPMG, the Audit Committee’s review of the representations of management, the certifications of the Chief Executive Officer and Chief Financial Officer and the written disclosures and the letter from KPMG to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014 for filing with the SEC.

THE AUDIT COMMITTEE

Steven Rosenberg (Chair)

Michael H. Kalkstein

Jody S. Lindell

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding our current executive officers and other senior employees named in this Proxy Statement who are not also directors. The individuals listed below served in the positions set forth as of the date the Notice was mailed.

DANIEL G. MCBRIDE	AGE: 50
EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER / PRESIDENT, COOPERVISION, INC.

Mr. McBride has served as Executive Vice President and Chief Operating Officer since November 2013. Starting in February 2014, Mr. McBride also serves as the President of CooperVision, our contact lens subsidiary. He previously served as our Chief Risk Officer from July 2011 through October 2013, as our General Counsel from November 2007 through January 2013, and as Vice President from July 2006 through October 2013. He also served as Senior Counsel from February 2005 through November 2007. Prior to joining us, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.

CAROL R. KAUFMAN	AGE: 65
EXECUTIVE VICE PRESIDENT, SECRETARY, CHIEF ADMINISTRATIVE OFFICER & CHIEF GOVERNANCE OFFICER

Ms. Kaufman has served as Executive Vice President since July 2012 and as Chief Governance Officer since March 2013. She has also served as Chief Administrative Officer since October 1995 and as Secretary since March 1996. She previously served as Vice President of Legal Affairs from March 1996 until December 2004 and as Senior Vice President of Legal Affairs from December 2004 to July 2012. From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company. She previously held a variety of financial positions with Cooper Laboratories, Inc. (our former parent) since joining that company in 1971. Ms. Kaufman currently serves as independent lead director for Insperity, Inc. (NYSE: NSP), a publicly traded provider of human resources outsourcing options, and is the chair of its nominating and corporate governance committee and a member of its finance, risk management and audit committee.

GREG W. MATZ	AGE: 55
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER & CHIEF RISK OFFICER

Mr. Matz has served as Senior Vice President since November 2014, as Chief Risk Officer since November 2013 and as Chief Financial Officer since December 2011. He has served as a Vice President since joining the Company in July 2011, including service as Vice President, Finance from July 2011 to December 2011. He joined CooperVision, Inc. in May 2010 as Vice President and Chief Financial Officer and served in that position until October 2011. Prior to joining CooperVision, he spent the prior 25 years in the Electronic Measurement, Chemical Analysis and Life Science markets. He served in a variety of senior management roles in Agilent Technologies Inc. from 1999-2010, including Vice President and Controller of the Wireless Business Unit, Vice President and Director of Internal Audit and Assistant Corporate Controller. Prior to Agilent, Mr. Matz worked at Hewlett Packard from 1984-1999 in a variety of financial and marketing roles. Mr. Matz started his career at KPMG in San Francisco from 1981-1984. Mr. Matz is a Certified Public Accountant.

ALBERT G. WHITE III	AGE: 45
SENIOR VICE PRESIDENT & CHIEF STRATEGY OFFICER

Mr. White has served as Senior Vice President since November 2014 and as Chief Strategy Officer since July 2011. He has served as a Vice President since joining the Company in April 2006. He previously served as Vice President, Investor Relations from November 2007 through March 2013. He also served as Treasurer from April 2006 through December 2012. Prior to joining the Company, he served as a Director with KeyBanc Capital Markets for three years and in a number of leadership positions within KeyBank National Association over the prior eight years.

RANDAL L. GOLDEN	AGE: 53
VICE PRESIDENT & GENERAL COUNSEL

Mr. Golden has served as Vice President since November 2014 and as our General Counsel since February 2014. He served as our Assistant General Counsel from May 2013 through January 2014. Previously he served as senior counsel from March 2010, when he joined the Company, until May 2013. Prior to joining Cooper, he served as Senior Director & Legal Counsel at Align Technology, Inc. from 2005 through 2010 and as Director of Legal Affairs & Senior Counsel with Nokia, Inc. from 2000 to 2005. Mr. Golden also held various associate and senior legal positions prior to 2000, focusing on litigation and commercial and business law.

TINA F. MALONEY	AGE: 52
VICE PRESIDENT & CORPORATE CONTROLLER

Ms. Maloney has served as Vice President since November 2014 and as our Corporate Controller since January 2014. She served as Senior Director of Finance and Assistant Corporate Controller from January 2011 through December 2013. She previously served as Director of Finance from July 2007 through December 2010 and as Director of Internal Audit for the Company from August 2005 to June 2007. Prior to joining Cooper, Ms. Maloney held multiple senior finance positions at Sola International Inc., a global manufacturer and distributor of eyeglass lenses, including Director of Accounting and Controller – Americas. Prior to Sola, she was VP Finance of IESL, Inc., an environmental services and electroplating company servicing the defense industry. Ms. Maloney is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant.

PAUL L. REMMELL	AGE: 56
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF COOPERSURGICAL, INC.

Mr. Remmell has served as Chief Executive Officer of CooperSurgical, our women’s healthcare business, since January 2012 and has served as President of CooperSurgical since December 2004. He previously served as Chief Operating Officer of CooperSurgical from October 2000 to January 2012 and as Vice President of Finance from 1991 to December 2004.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

The Organization and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Organization and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014.

ORGANIZATION AND COMPENSATION COMMITTEE

Michael H. Kalkstein (Chair)

Jody S. Lindell

Gary S. Petersmeyer

Allan E. Rubenstein, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

The Organization and Compensation Committee, or Compensation Committee, of our Board oversees our executive compensation program for our Named Executive Officers. As part of this oversight, the Compensation Committee considers the outcome of the Company’s annual stockholder advisory vote on the compensation of the Named Executive Officers (“Say-on-Pay”) when making compensation decisions for the Named Executive Officers.

In March 2013 approximately 93% of advisory votes cast on our Say-on-Pay proposal were voted in favor of the compensation of our Named Executive Officers. The Compensation Committee views this as an indication of strong stockholder support for our approach to executive compensation. Based on this support, the overall design of executive compensation packages for fiscal 2014 (as set in December 2013) was not modified from prior years. In March 2014 we received a similarly positive vote on our executive compensation packages, with over 95% of advisory votes cast in favor of our Say-on-Pay proposal. The Compensation Committee took this result, and the consistently positive response since the advisory Say-on-Pay vote was implemented, into consideration for design of fiscal 2015 compensation packages.

The Compensation Committee reviews our executive compensation program annually to ensure that it reflects an effective link between pay and performance and that there are no compensation-related risks that would be likely to have a material adverse effect on the Company. The Compensation Committee also retains independent advisors to assist it in fulfilling its fiduciary obligations. These advisors do no other work for the Company.

In its deliberations, the Compensation Committee considers the Company’s performance against our budget targets for the prior fiscal year, projected growth in the next fiscal year, and expected achievement under our long-range business plans. It also considers the publicly disclosed compensation practices of the companies in our peer group. These factors are given significant weight in determining adjustments to base salary, the weighting and emphasis of target levels for our annual cash bonus plan, and the structure and value of our equity awards.

For fiscal 2014, our Named Executive Officers were:

•	Robert S. Weiss – President & Chief Executive Officer (our “CEO”)

•	Daniel G. McBride – Executive Vice President & Chief Operating Officer; President, CooperVision, Inc.

•	Carol R. Kaufman – Executive Vice President, Secretary, Chief Administrative Officer & Chief Governance Officer

•	Greg W. Matz – Senior Vice President, Chief Financial Officer & Chief Risk Officer

•	Albert G. White, III – Senior Vice President & Chief Strategy Officer

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to arrive at pay decisions that are closely aligned to our financial performance but also sufficiently flexible and competitive to allow us to attract and retain top-tier talent who will deliver long-term value to our stockholders and our business. To meet this objective, our executive compensation program emphasizes 1) pay for performance, 2) the link between compensation and stockholder returns, and 3) long-term retention of our key talent.

The structure of our executive compensation packages embodies the following principles:

•

Encouraging positive financial results and consistent growth by closely aligning the total compensation paid to executives with stockholder returns and our financial performance, as depicted in the graphics below;

•	Balancing the emphasis on achievement of short-term operational goals and long-term strategic objectives;

•	Rewarding achievement of challenging Company objectives through a balanced mix of fixed and variable, performance-based compensation;

•	Creating competitive compensation opportunities that attract, retain, and motivate high caliber executive talent;

•	Recognizing our senior executives’ responsibility for the Company’s overall performance and market value; and

•	Providing flexibility for the Compensation Committee to recognize individual achievements at its discretion.

Our management team has been successful in achieving challenging goals, returning strong operating results and creating long-term value for our stockholders. As seen in the charts below, we have maintained five consecutive years of revenue increases and stock price growth, and we believe that the design of our compensation packages has been integral to that success.

Pay for Performance – Fiscal 2014 in Review

During fiscal 2014, we recorded several significant accomplishments:

•	An 8% increase in revenues over fiscal 2013 and free cash flow at $235.9 million, in addition to $239.4 million in fiscal 2013;
•

Although our GAAP earnings-per-share (“EPS”) experienced an 8% decrease due to several factors, including acquisition and integration costs and foreign exchange rates, we achieved a 14% increase in non-GAAP EPS, which excludes amortization of intangible assets, acquisition and integration related expenses and proceeds received from settled insurance claims for fiscal 2014;

•	Increased stock price by nearly 27%, resulting in a market capitalization of almost $8 billion as of the end of fiscal 2014;
•	The successful negotiation of a $700 million term loan providing additional borrowing capacity and increasing our total borrowing facilities to $2 billion;
•

The successful acquisition of Sauflon Pharmaceuticals Limited (“Sauflon”) and its international subsidiaries, which we believe positions us at the forefront of the single-use contact lens market and expands the CooperVision contact lens business;

•

Continuation of our stock repurchase program, resulting in the repurchase of approximately 572,000 shares of our common stock during the fiscal year and approximately three million shares in total, which represents an economic gain of approximately $163 million with our stock trading at $160 per share;

•	Development of new manufacturing tools that will allow us to retrofit our contact lens manufacturing facilities to significantly increase yields and reduce raw material usage;
•	Continued expansion of our contact lens manufacturing capacity at current locations in Puerto Rico and the United Kingdom;
•

Successful completion of multiple acquisitions for the CooperSurgical women’s healthcare business and continued integration of Origio a/s, resulting in achievement of significant growth in the in-vitro fertilization sector of that business;

•	Ongoing roll-out efforts for key information technology initiatives that will improve our IT infrastructure;
•	Significant global business growth, including rapid growth and expansion in China and Russia;
•

Recognition of our efforts to develop internal management potential including ranking both as one of the 40 Best Companies for Leaders by Chief Executive Magazine for the fifth consecutive year and as one of the Top Workplaces by the Bay Area Newsgroup for the fourth consecutive year; and

•

Recognition of our Wellness Program as “Best in Class”, resulting in continued savings related to medical benefits, and recognition in our geographic area as one of the “healthiest employers” for three consecutive years and recognition as a “Fit-Friendly Company” by the American Heart Association for four consecutive years, including a Platinum Achievement level in 2013.

These achievements continue our strong growth pattern over the past five fiscal years and the compensation paid to our executives in fiscal 2014 aligns with these achievements as follows:

•

2014 Incentive Payment Plan (“IPP”): Our financial results for fiscal 2014, when considered along with the Compensation Committee’s evaluation of the Company’s successes as described above, resulted in cash bonus compensation at 108% of target levels for the majority of our Named Executive Officers, including our CEO. Due to significant personal accomplishments, Mr. White’s cash bonus was approximately 132% of target. These amounts, and the Compensation Committee’s decisions regarding awards in excess of target, are discussed in more detail below.

•

Long-Term Incentive Plan: The performance share awards with growth targets covering the fiscal 2012 through fiscal 2014 performance period reached the end of their performance cycle at the end of fiscal 2014. The Compensation Committee certified that the required 12% compound annual growth in non-GAAP EPS during the three-year performance period had been achieved. Accordingly, pursuant to the terms of the awards, the Named Executive Officers earned shares of our common stock at the maximum award level, which was 150% of target.

The Compensation Committee believes that strong performance should be rewarded, and expects a significant portion of the target total direct compensation for our Named Executive Officers to depend on financial results. However, the Compensation Committee also feels that retention of key talent promotes stable management and is integral to our continued success and believes that our compensation program should also reward long-term service to the Company. Under this philosophy, in fiscal 2014 approximately 80-95% of target total direct executive compensation was linked to the achievement of designated goals under our annual operating budget, stockholder returns, and continued service.

Compensation Governance

The Compensation Committee works closely with its compensation consultant, Compensia, and management to review our executive compensation program annually, make compensation decisions throughout the year, and ensure our compensation policies and practices fulfill our objectives.

In designing and overseeing our executive compensation program we employ several best practices including:

•

Committee Independence: The Compensation Committee is composed entirely of directors who have been affirmatively determined to be independent as defined under the New York Stock Exchange Listing Standards;

•

Independent Advisors: The Compensation Committee engages a compensation consultant, Compensia, which does no other work for the Company. The Compensation Committee has determined that Compensia is an independent advisor to the Compensation Committee with regard to its engagement for fiscal 2014;

•	Pay for Performance: A significant portion of the compensation paid to our Named Executive Officers is tied to the achievement of both short-term and long-term financial objectives;

•	At Risk Compensation: A significant portion of the compensation awarded to our Named Executive Officers is considered to be “at risk” and 85% of our CEO’s compensation is “at risk”;

•	Annual Review of Compensation: Executive compensation packages are reviewed annually to ensure continued alignment with market practices and our financial goals;

•

Clawbacks: Our short-term incentive plans routinely include provisions that awards may be subject to recoupment in the event of financial anomalies in a subsequent fiscal year that were attributable to errors in the fiscal year in which the awards were earned;

•

Stock Ownership Guidelines: Our Named Executive Officers are subject to guidelines for ownership of shares of our common stock with a substantial aggregate market value to encourage a long-term view of performance;

•

Double-Trigger Change in Control Agreements: We make limited use of employment agreements and all change-in-control agreements entered into with executives since 2007 contain provisions that provide for severance payments and benefits, as well as accelerated vesting of outstanding unvested equity awards following a change in control of the Company, only if the employment of the executive officer is also terminated without cause within a specified time period following the change in control; and

•	Succession Planning: The Compensation Committee performs a comprehensive annual review of our succession planning and internal management development and mentoring programs.

In addition to these best practices in overseeing our executive compensation programs, there are a number of things we do not do, including:

•	We do not pay excessive perquisites and all perquisite or other personal benefits provided to our executives have a specific business rationale;

•

We do not maintain a Supplemental Executive Retirement Plan or other deferred or exceptional compensation options, with the exception of very limited deferrals permitted in connection with our Performance Share Awards (which may be deferred for two years from the end of the performance period);

•	We do not reprice stock options or grant awards at below fair market value and our long-term incentive plans explicitly prohibit repricing without approval of our stockholders;

•	We do not provide loans to our executive officers or permit purchase of our securities on margin; and

•	We do not provide tax gross-ups for our Named Executive Officers.

In assessing our compensation policies and practices, the Compensation Committee receives updates on our business results from management routinely throughout the year and reviews our quarterly financial statements, management projections, and long-range plans. The Compensation Committee also regularly reviews information regarding our peer companies, including reported revenues, profit levels, market capitalization, stockholder returns, and disclosed governance practices. The Compensation Committee uses this information to assess the alignment between executive compensation and achievement of business objectives, to monitor our comparative performance, and to understand and compare competitive compensation practices. In addition to management updates and peer group analysis, the Compensation Committee also reviews broader, general industry compensation data relative to other companies of our size.

The Compensation Committee considers management input, the advice of its compensation consultant, and publicly available peer information to be valuable tools in its evaluation of the connection between executive compensation and Company performance.

Use of Compensation Consultants and Peer Data

The Compensation Committee has the authority to review and approve the compensation provided to our Named Executive Officers, to determine the composition of our designated comparative peer group for compensation review, to design the form and content of post-employment compensation arrangements, and to approve the granting of equity awards under our long-term incentive plans. The Compensation Committee also oversees succession planning and management development programs designed to strengthen our internal pool of candidates for executive level positions and promote mentoring of senior level employees. A full description of the Compensation Committee’s authority and responsibilities is provided in its governing charter which is available on our website at http://www.coopercos.com.

Compensation Consultant

The Compensation Committee retained Compensia, a national compensation consulting firm, to assist with compensation matters related to compensation of our Named Executive Officers and Board of Directors during fiscal 2014. Under this engagement, Compensia reported directly to the Compensation Committee and did no other work for the Company. The Compensation Committee maintained sole authority to determine the terms of Compensia’s retention and services. Management interaction with Compensia was generally limited to communication of information provided by management to the Compensation Committee. Management has retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) to serve as its compensation consultant and to assist in preparation of information provided to the Compensation Committee, including market analysis of executive compensation. At the request of the Compensation Committee, Compensia evaluates the recommendations provided by management and reviews the work done by Frederic Cook and advises the Compensation Committee on these findings.

Under this engagement, management provided the Compensation Committee with an annual report analyzing our Named Executive Officer compensation and providing comparative information based on compensation peer group data, as well as information regarding key trends in executive compensation for other comparable publicly traded companies. The Compensation Committee used the information presented in this report and advice from Compensia to evaluate our compensation levels against those in the peer group.

The Compensation Committee has reviewed the nature of the relationship between itself and Compensia as an independent consulting firm, and its relationship with the members of Compensia as individuals, for potential conflicts of interest. In conducting this review, the Compensation Committee gave consideration to factors identified by the SEC and the NYSE as possibly contributing to conflicts, including the scope of work performed for the Compensation Committee by Compensia, fees paid to Compensia for services and any personal or business relationships between our executives or members of the Compensation Committee and Compensia or its individual members. Based on its review, the Compensation Committee has determined there are no conflicts of interest or potential conflicts of interest arising in connection with the Compensation Committee’s engagement of Compensia as an independent advisor.

Role of Management

Our CEO, Mr. Weiss provides recommendations to the Compensation Committee regarding: (i) selection of compensation peer group companies, (ii) base salary levels and base salary increases for our Named Executive Officers (other than himself), (iii) appropriate targets and achievement of awards under our Incentive Payment Plans, (iv) overall annual equity award levels and the structure of equity awards, and (v) special compensation awards to executives who have shown outstanding achievements during the year or on special projects. He also makes specific recommendations to the Compensation Committee as to how these equity awards should be allocated to the Named Executive Officers (other than himself). Mr. Weiss does not participate in discussions of his own compensation.

Management has retained Frederic Cook to serve as its compensation consultant. Mr. Weiss uses Frederic Cook’s analyses to develop recommendations for presentation to the Compensation Committee with regard to the compensation of the Named Executive Officers and composition of the compensation peer group, as well as various other elements of our executive compensation program, such as contractual arrangements and stock ownership guidelines. Mr. Weiss, as CEO, has final authority for the retention of Frederic Cook and Frederic Cook does not do any work directly for the Compensation Committee, although a representative of Frederic Cook generally attends Compensation Committee meetings as an invited guest.

The Compensation Committee gives full consideration to management recommendations and reviews these recommendations with its own compensation consultant before making its own decisions on the compensation to be provided to our Named Executive Officers. The Compensation Committee believes these recommendations provide valuable insight in making compensation decisions, but retains its exclusive authority to approve Named Executive Officer compensation and benefits.

Compensation Peer Group

The Compensation Committee has responsibility for the selection of an appropriate peer group for assessing comparative compensation levels within our industry. The Compensation Committee reviews the peer group annually, with consideration given to recommendations from management, including input from both Frederic Cook and its own compensation consultant.

Compensation peer group recommendations are drawn from publicly-traded companies headquartered in the United States based on similarity of product lines or industry and similarity in company size as measured through annual revenue, market capitalization, operating margins, and other financial measures of organizational scope and complexity. Companies are considered for inclusion in our peer group that: (i) had revenue between $500 million to $2 billion in the past year, (ii) are within the medical device industry, and (iii) have a revenue to asset ratio of between 0.5x to 3.0x.

Our peer group for the fiscal 2014 compensation review was composed of the following companies:

Bio-Rad Laboratories, Inc.	Mettler-Toledo International, Inc.
Bruker Corporation	PerkinElmer, Inc.
Conmed Corporation	Resmed, Inc.
Dentsply International, Inc.	Sirona Dental Systems, Inc
Edwards Lifesciences Corporation	Steris Corporation
Haemonetics Corporation	Teleflex, Inc.
Hologic, Inc.	Varian Medical Systems, Inc.
IDEXX Laboratories	Waters Corporation
Illumina, Inc.	West Pharmaceutical Services, Inc.
Integra Lifesciences Holding Corporation

The Compensation Committee reviewed this peer group as part of its consideration of compensation planning for fiscal 2014. The Compensation Committee determined that the peer group continues to be appropriate for purposes of compensation comparisons and therefore the peer group has been retained with no changes for review of executive compensation for fiscal 2015.

Stock Ownership Guidelines

The Compensation Committee has implemented guidelines for stock ownership by certain executive officers based on position, including the Named Executive Officers as follows:

Name	Target Value
Robert Weiss	3x base salary
Daniel McBride Carol Kaufman	2x base salary
Greg Matz Albert G. White, III	1x base salary

The stock ownership guidelines further provide that covered executives are expected to retain a percentage of the shares of our common stock acquired upon the exercise of stock options or vesting of full-value awards if their ownership is below the established threshold. All Named Executive Officers complied with the guidelines during fiscal 2014.

Components of Compensation

The primary components of our executive compensation program are as follows:

Type of Compensation	Form	Purpose
Base Salary:	Cash	Provides a fixed level of competitive base compensation ensuring a minimum level of compensation for our executives and allowing us to attract strong talent.
Cash Bonus:	Cash	Annually paid bonus rewards achievement of annual objectives and encourages our executives to meet short-term business goals.
Time-Based Equity Awards:	Stock Options (CEO) - or - Combination of Stock Options and Restricted Stock Units (other NEOs)	Equity awards vesting over time encourage executive retention while maintaining a link to Company performance and creating a strong tie between compensation and realization of stockholder value.
Performance-Based Equity Awards:	Performance Share Awards

Performance-based equity awards tied to earnings-per-share achievement over a three-year period provide a strong incentive for executives to achieve specified long-term financial results and grow stockholder value.

Base salary is the only fixed component of our Named Executive Officers’ total direct compensation packages. All other elements require achievement of significant financial results and therefore is considers to be “at risk”, with no guarantee that the compensation value of these awards at the time of grant will actually be realized. Approximately 85% of our CEO’s target compensation for fiscal 2014 and approximately 75% of compensation for the other Named Executive Officers was subject to performance or stock price fluctuations at the time of award.

Chief Executive Officer Compensation

Mr. Weiss has served as our Chief Executive Officer since November 2007. The Compensation Committee structures and sets his compensation to reflect his overall responsibility for our performance and his significant role in our strategic direction, management, leadership, and operating results. The Compensation Committee believes its compensation decisions for Mr. Weiss are appropriate to his level of responsibility and are consistent with the compensation practices of our peer group and general industry compensation practices.

In setting Mr. Weiss’ compensation each year, the Compensation Committee reviews the following factors:

i.	The Compensation Committee’s assessment of his performance against previously approved business objectives for the Company for the fiscal year;
ii.	His personal assessment of his own performance against his approved objectives;
iii.	Recommendations from Frederic Cook; and
iv.	A review of his compensation relative to the compensation of chief executive officers at companies in our designated peer group.

Based on these factors, the Compensation Committee approved an approximately 7% increase in Mr. Weiss’ overall target total direct compensation for fiscal 2014. This change represents a 5% increase in base salary (and corresponding increase in the potential dollar amount of his target cash bonus) and a 9% increase in the total accounting value of equity awards. Mr. Weiss’ target cash bonus was maintained at 100% of his annual base salary.

Named Executive Officer Compensation – Fiscal 2014

Base Salary

Adjustments to annual base salary depend on changes in executive responsibility, overall execution of duties throughout the prior fiscal year, Company performance relative to pre-determined performance objectives, and internal alignment among our executives. Peer group performance and competitive market changes and conditions are also taken into account. Over the past five years, aside from increases for promotions, the base salaries for the Named Executive Officers have generally not increased by more than 5% per year and increases are consistent with those received by employees generally. Fiscal 2014 was consistent with this trend and the Compensation Committee increased base salaries for our Named Executive Officers, including Mr. Weiss, by 5% over fiscal 2013, with the exception of Mr. McBride who received a 22% increase as a result of his promotion to the position of Executive Vice President & Chief Operating Officer in November 2013.

Incentive Payment Plan (IPP)

As discussed in more detail in the narrative to the Grants of Plan Based Awards Table on page 39, each year our Compensation Committee adopts an Incentive Payment Plan, or IPP, to provide performance-based cash bonuses which are linked to our budgeted goals under our annual operating plan. We believe cash bonuses linked to annual objectives provide a useful incentive tool to encourage our executives to meet short-term business goals. Compensation based on these measures encourages our executives to focus on immediate business objectives, generating annual growth, and stockholder returns.

Under the 2014 IPP, bonuses were dependent on achievement of budgeted target levels for revenue, operating income, free cash flow and non-GAAP EPS, weighted as follows:

Award Measure	Weighting
Quantitative Factors
Revenue	25%
Operating income	10%
Non-GAAP EPS	30%
Cash flow	10%

Discretionary Award	25%

Total Bonus	100%

For our executives, 75% of their target bonuses under the 2014 IPP were contingent on the achievement of specific, measurable targets for the four financial measures described above and 25% of their target bonuses were based on the Compensation Committee’s appraisal of achievement of qualitatively assessed accomplishments. The Compensation Committee uses this weighting to emphasize achievement of measurable, quantifiable business goals, while providing adequate flexibility to make discretionary bonuses that reward individual and business achievements and recognize special circumstances.

Each of the quantitative financial measures and associated target levels were based on the operating budget approved by our Board at the beginning of the fiscal year, as adjusted by acquisitions and/or divestitures also approved by our Board or such other items as determined at the discretion of the Compensation Committee. These quantitative factors were selected to address what we considered key objectives for fiscal 2014.

Achievement thresholds were set at 85% of the budget target level for each measure except revenue, which required a minimum 90% level of achievement. No bonuses were paid with respect to any measure that did not reach its threshold performance levels. Achievement of the two primary measures had to exceed 95% of budget target before bonus achievement for any of the quantitative measures could exceed 100% of target. For all participants, the maximum total bonus payment associated with the quantitative financial measures was capped at 200% of the target bonuses.

Bonuses under the 2014 IPP could be adjusted or reduced at the Compensation Committee’s discretion for the following reasons:

•

the discretionary portion of the bonus could be withheld, in full or in part, if the Compensation Committee determined that an executive’s individual performance and the performance of the Company did not warrant the award at the target level;

•

the quantitative portion of bonuses could be reduced by up to 25%, if the Compensation Committee determined that bonuses based on actual achievement levels were not merited due to such facts and circumstances as it considered to be in the Company’s best interest; and

•	award payments could be subject to recoupment (“clawback”) in the event that the first two months of the 2015 fiscal year reflected negative anomalies that were attributable to fiscal 2014.

The Compensation Committee did not exercise its discretion to reduce bonuses under the 2014 IPP below target levels or to clawback any portion of the bonuses as permitted by the above provisions. The Compensation Committee’s determination regarding the discretionary piece of the awards under the 2014 IPP as discussed in more detail below.

Quantitative Awards

The Compensation Committee closely reviews the financial results presented by management before approving achievement of bonuses for the quantitative portion of the Incentive Payment Plan. The terms of the 2014 IPP permit adjustment of the specified operating targets at the Compensation Committee’s discretion. In approving the actual achievement levels for the 2014 fiscal year, the Compensation Committee gave consideration to the events during the fiscal year which impacted budget targets and which should be included or excluded as appropriate under the terms of the 2014 IPP. The Compensation Committee considered the acquisition of Sauflon and the impact of foreign exchange rate fluctuations in particular in making its determinations for fiscal 2014.

Based on our financial performance in fiscal 2014 and the terms of the 2014 IPP, the Compensation Committee determined that total quantitative achievement under the 2014 IPP exceeded the target achievement level. Accordingly, the bonuses paid to the Named Executive Officers were based on achievement of the quantitative factors against budget targets as set out below. A full discussion of our financial results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended October 31, 2014.

Corporate Achievement

(Basis of Awards Paid to NEOs)

Award Factor	Adjusted Budget Target ($ in Thousands)	Adjusted Actual Achievement ($ in Thousands) (% of Target)	Achievement Under 2014 IPP	Target Achievement / Weighting	Weighted Achievement

Revenue	$1,772,433	$1,667,045 (96.8%)	77.5%	25%	19.4%
Operating Income (1)	$213,434	$210,446 (98.6%)	95.4%	10%	9.5%
Earnings-per-share (Non-GAAP)	$6.80	$6.73 (99%)	96.8%	30%	29.1%
Free Cash Flow (consolidated)	$186,146	$230,882(124%)	200%	10%	20.0%

Total Achievement				75%	78.0%

(1)	Based on an equal weighting of operating income achievement for CooperVision (97.6%) and CooperSurgical (99.7%).

Discretionary Awards

As discussed above, the 2014 IPP also provided the Compensation Committee with the authority to adjust, or withhold entirely, the discretionary portion (25%) of bonus awards for the Named Executive Officers based on individual achievements, overall Company performance, or any other factors it deemed appropriate. This determination and adjustment, either to increase or decrease awards, is subject to the judgment of the Compensation Committee and is not linked to the quantitative achievement levels under the 2014 IPP.

The discretionary portion of the 2014 IPP is designed to provide a mechanism for the Compensation Committee to recognize the achievement of each individual executive. The Compensation Committee considers an award of the full 25% to be a reflection of satisfactory performance during the fiscal year based on evaluation of the individual performance of the Named Executive Officers and quantitative factors related to business of the Company.

For fiscal 2014, the Compensation Committee determined to make discretionary awards equal to 30% of their target bonus award for each of the Named Executive Officers other than Mr. White. In making this determination the Compensation Committee reviewed management’s achievements in fiscal 2014, including those described under “Pay for Performance — 2014 fiscal year in Review” on page 24 above, and concluded that, based on these achievements an increased discretionary award was warranted.

In the case of Mr. White, the Compensation Committee chose to increase the discretionary portion of his target bonus award to 53.5% from the target 25%. In making this decision, the Compensation Committee noted Mr. White’s key role and personal efforts leading to the successful negotiation of the Sauflon acquisition.

Awards to the Named Executive Officers Under the 2014 IPP

Executive	Quantitative Factor Achievement	Discretionary Award	Total Award Achievement under 2014 IPP	Bonus Paid ($)	Target Award as % of Base Salary	Actual Award as % of Base Salary

Robert S. Weiss	78%	30%	108%	$907,200	100%	108%
Daniel G. McBride, Esq.	78%	30%	108%	$340,200	70%	76%
Carol R. Kaufman	78%	30%	108%	$285,537	60%	65%
Greg W. Matz	78%	30%	108%	$229,362	55%	59%
Albert G. White III	78%	53.5%	131.5%	$279,269	55%	72%

Long-Term Incentive Compensation

As discussed in more detail in the narrative to the Grants of Plan Based Awards Table on page 39, the Compensation Committee provides long-term incentive compensation in the form of annual long-term equity awards to our Named Executive Officers. The Compensation Committee uses a combination of performance-vested share awards and time-vested stock options and restricted stock unit awards as the vehicles for delivering long-term incentive compensation. The Compensation Committee believes that this combination of awards requiring achievement of pre-established financial objectives and awards requiring continued service to the Company effectively maximizes the retention value and connection to stockholder gains in our long-term compensation structure, while controlling cost to the Company.

Performance Share Awards

Our Named Executive Officers receive an annual award of performance-vested shares, reflecting their direct influence on achievement of our long-term performance goals. These awards provide for three potential achievement levels, each of which requires a specified increase in non-GAAP EPS over the three-year performance period. The Compensation Committee has selected non-GAAP EPS as the performance measure for these awards due to its belief that this measure provides a strong link to stockholder returns. For purposes of these awards, “non-GAAP EPS” excludes amortization of intangible assets, acquisition and integration related expenses and proceeds received from settled insurance claims for the 2014 fiscal year.

If the minimum level of achievement is not met, no shares of our common stock will be earned. If the minimum or target level of achievement is met, the executives will earn 50% or 100%, respectively, of the target number of shares of our common stock awarded to them. Maximum achievement is capped at 150% of the target number of shares awarded.

The Compensation Committee establishes targets for each achievement level that it believes will encourage significant and challenging, but not unreasonable, growth in our business as evidenced by non-GAAP EPS.

Minimum award achievement under the performance share awards granted in the fiscal 2014 year will require 10% compounded annual growth in non-GAAP EPS over the three-year performance period ending in 2016. Target and maximum award achievement requires 11% and 12% compounded annual growth respectively over the performance period.

Performance Level	Non- GAAP EPS for Fiscal 2016	Award Achievement
Outstanding	≥ $8.36	150%
Target	$8.14 to <$8.36	100%
Threshold	$7.92 to <$8.14	50%
Below Threshold	< $7.92	0%

As compared to the awards for the 2013 fiscal year, this represents an increase in the required achievement for these awards from 8% to 10% growth required for minimum achievement and 10% to 11% for target achievement. In setting the new target levels, the Compensation Committee gave consideration to the Company’s ongoing performance and the achievement under prior awards. The Compensation Committee seeks to set the achievement under the performance share awards to require significantly challenging, but attainable, levels of growth before any payment is made.

The Compensation Committee reviews these achievement levels with its compensation consultant to ensure that they are reasonable. Based on the Company’s historical achievements, the Compensation Committee’s goals for executive compensation and guidance from its independent consultants, the Compensation Committee determined that increased target achievement at the minimum and target levels would be appropriate to promote continued exceptional growth without encouraging inappropriate risk taking by management.

Time-Vested Awards

The Compensation Committee considers time-based vesting requirements to be an effective award structure for encouraging executive retention while maintaining a link to Company performance. Time-based vesting requires our executives to continue their service to benefit from these awards and any increased market value during the term of the awards directly increases the compensation potential for the executive.

Our Named Executive Officers, other than Mr. Weiss, received a combination of time-vested restricted stock unit (“RSU”) awards and stock option awards in fiscal 2014. The division of awards keeps the retention value of RSUs while simultaneously encouraging executives to drive increases in our stock price, as options are at risk of having no value if our stock price does not increase over time.

Mr. Weiss, as our Chief Executive Officer, receives only stock options. The Compensation Committee believes that, as the individual responsible for our overall success, his long-term compensation should be entirely dependent on achievement of stockholder returns over time.

The number of RSUs and stock options awarded to the Named Executive Officers in fiscal 2014 were based on specified accounting values, which the Compensation Committee determined to reflect competitive executive compensation levels. In setting award levels, the Compensation Committee considered comparative peer compensation practices and analysis provided by Frederic Cook as well as recommendations from Compensia. These awards will vest ratably over a five-year period.

Employee Benefits & Perquisites

Our Named Executive Officers are eligible to receive benefits similar to those provided to our employees generally, including participation in our 401(k) program with matching contributions, benefits under our Retirement Income Plan, health, life and disability insurance, and severance benefits. Executives also participate in our Change-in-Control Severance Plan and receive limited perquisites. These are discussed in more detail in the Narrative to the Pension Benefits Table on page 47 and the section titled Potential Payments on Termination or a Change in Control on page 48.

Perquisites generally take the form of automobile allowances and amounts provided in accordance with our standard benefit plans mentioned above. We have also compensated certain of our executives for personal and spousal travel and entertainment expenses in connection with Company events. In all cases the Compensation Committee reviews these amounts and takes them into consideration when reviewing overall executive compensation. Approval of perquisites and other non-salary based compensation is limited and in most cases does not exceed $60,000 annually. The Compensation Committee reviews these amounts and considers limited perquisites to allow us to compete in attracting and retaining executives.

Conclusion

The Compensation Committee believes that each element of executive compensation and the total compensation provided to each of our Named Executive Officers is reasonable, competitive and appropriate. The value of the compensation payable to the Named Executive Officers depends significantly on our financial performance and returns to our stockholders. The Compensation Committee believes that our compensation programs provide an appropriate mix of elements that will allow us to continue to attract, retain and motivate a top performing management team, without encouraging excessive or inappropriate risk-taking by our executives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows compensation paid to the individuals who served as our Named Executive Officers during the past fiscal year.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value (3)	All Other Compensation (4)	Total Compensation
Robert S. Weiss	2014	$840,000	$252,000	$3,053,718	$851,938	$655,200	$42,286	$25,535	$5,720,678
President & Chief Executive	2013	$800,000	$200,000	$2,903,848	$1,077,075	$787,200	($50,781)	$59,105	$5,776,446
Officer	2012	$765,000	$286,875	$2,420,992	$989,400	$805,545	$103,739	$45,897	$5,417,448
Daniel G. McBride	2014	$450,000	$94,500	$499,967	$882,031	$245,700	$39,426	$17,092	$2,228,716
Executive Vice President & Chief Operating Officer; President, CooperVision, Inc.	2013	$367,744	$101,130	$325,693	$681,190	$199,023	($5,477)	$16,364	$1,685,667
Carol R. Kaufman	2014	$440,644	$79,316	$434,785	$779,525	$206,221	$80,358	$27,657	$2,048,506
Executive Vice President,	2013	$419,661	$62,949	$422,106	$906,945	$247,768	$9,652	$62,346	$2,131,426
Secretary, Chief Administrative Officer & Chief Governance Officer	2012	$403,520	$90,792	$-0-	$1,148,825	$254,944	$116,063	$38,704	$2,052,848
Greg W. Matz	2014	$386,131	$63,712	$342,019	$608,801	$165,650	$31,421	$17,463	$1,615,197
Senior Vice President, Chief	2013	$367,744	$50,565	$325,693	$681,190	$199,023	$2,461	$15,604	$1,642,280
Financial Officer & Chief Risk Officer	2012	$353,600	$72,930	$-0-	$847,718	$204,787	$34,882	$13,505	$1,527,422
Albert G. White, III	2014	$386,131	$113,619	$342,019	$608,801	$165,650	$31,477	$18,837	$1,666,535
Senior Vice President & Chief	2013	$367,744	$50,565	$325,693	$681,190	$199,023	($5,376)	$14,911	$1,633,750
Strategy Officer	2012	$353,600	$72,930	$-0-	$847,718	$204,787	$37,577	$17,298	$1,533,910
(1)

Amounts shown in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns reflect the cash incentive bonuses awarded under our 2014 Incentive Payment Plan. Amounts shown in the “Bonus” column represent the portion of the award based on the discretion of our Compensation Committee and amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the portion of the bonus determined by quantitative factors. The structure of our Incentive Payment Plan is discussed in more detail below in the Narrative to the Grants of Plan Based Awards Table on page 39 as well as in our Compensation Discussion and Analysis on page 22.

(2)

Amounts shown in the “Option Awards” and “Stock Awards” columns reflect the aggregate grant date fair value of stock option, restricted stock unit and performance share awards granted to each Named Executive Officer with respect to the 2014, 2013 and 2012 fiscal years in accordance with FASB Accounting Standards Codification Topic 718 (ASC 718), Compensation-Stock Compensation. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2014. These awards are discussed in more detail below in the Narrative to the Grants of Plan Based Awards Table on page 39 and in the Compensation Discussion and Analysis on page 22.

(3)

Change in value of accumulated pension benefits for 2014 was calculated as the difference between the value of accumulated benefits at October 31, 2014 and the value of accumulated benefits at October 31, 2013. The value of benefits at October 31, 2014 is based on a 4.25% discount rate and the RP2000 Mortality Tables with fourteen years of projected mortality improvement using Scale AA; the value of benefits at October 31, 2013 is based on a 4.75% discount rate and the RP2000 Mortality Tables with thirteen years of projected mortality improvement using Scale AA; and the value of benefits at October 31, 2012 is based on a 3.75% discount rate and the RP2000 Mortality Tables with twelve years of projected mortality improvement using Scale AA.

(4)	Amounts included in the All Other Compensation column include the following:

Name	Year	Company’s 401(k) Contributions	Automobile Allowance and Expenses	Income Associated to Life Insurance	Personal and Spousal Travel
Robert S. Weiss	2014	$3,700	$10,339	$11,430	$-0-
	2013	$3,500	$9,939	$11,430	$34,235
	2012	$3,000	$10,203	$11,430	$21,264
Daniel G. McBride	2014	$3,700	$11,431	$1,950	$-0-
	2013	$3,500	$11,617	$1,225	$-0-

Carol R. Kaufman	2014	$3,700	$13,442	$10,515	$-0-
	2013	$3,500	$10,372	$5,940	$42,533
	2012	$3,000	$10,707	$5,916	$19,080
Greg W. Matz	2014	$3,700	$10,326	$3,426	$-0-
	2013	$3,500	$10,225	$1,879	$-0-
	2012	$3,000	$8,728	$1,777	$-0-
Albert G. White, III	2014	$3,700	$13,904	$1,222	$-0-
	2013	$3,500	$10,594	$817	$-0-
	2012	$3,000	$13,513	$785	$-0-

Personal and spousal travel amounts represent airfare, food, lodging and other expenses paid for these executives and their spouses in connection with Company events determined to have insufficient business purpose to be considered reimbursable expenses under IRS regulations.

Narrative to Summary Compensation Table

Executive Salaries

Base salaries for the Named Executive Officers are generally within median levels for our peer group. Salaries for the Named Executive Officers in the 2014 fiscal year increased about 5% over the 2013 fiscal year, in keeping with median compensation levels and overall performance. These increases in base salary correspondingly increased target short-term bonus compensation for the Named Executive Officers on achievement of our performance goals.

Grants of Plan Based Awards

This table presents information regarding the possible awards payable under our 2014 Incentive Payment Plan and the value of certain equity awards made in the 2014 fiscal year. The 2014 Incentive Payment Plan and calculation of awards are discussed in more detail in the Narrative section to this table below and in the Compensation Discussion and Analysis on page 22.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert S. Weiss	12/9/2014	$27,720	$840,000	$1,680,000	--	--	--	--	--	$-0-
	12/11/2013	--	--	--	--	--	--	--	73,178	$3,053,718
	12/11/2013	--	--	--	3,553	7,106	10,659	0	0	$851,938
Daniel G. McBride	12/9/2014	$10,395	$315,000	$630,000	--	--	--	--	--	$-0-
	12/11/2013	--	--	--	--	--	--	--	11,981	$499,967
	12/11/2013	--	--	--	--	--	--	4,170	--	$499,941
	12/11/2013	--	--	--	1,594	3,187	4,781	--	--	$382,089
Carol R. Kaufman	12/9/2014	$8,725	$264,386	$528,773	--	--	--	--	--	$-0-
	12/11/2013	--	--	--	--	--	--	--	10,419	$434,785
	12/11/2013	--	--	--	--	--	--	3,627	--	$434,841
	12/11/2013	--	--	--	1,438	2,875	4,313	--	--	$344,684
Greg W. Matz	12/9/2014	$7,008	$212,372	$424,744	--	--	--	--	--	$-0-
	12/11/2013	--	--	--	--	--	--	--	8,196	$342,019
	12/11/2013	--	--	--	--	--	--	2,853	--	$342,046
	12/11/2013	--	--	--	1,113	2,225	3,338	--	--	$266,755
Albert G. White, III	12/9/2014	$7,008	$212,372	$424,744	--	--	--	--	--	$-0-
	12/11/2013	--	--	--	--	--	--	--	8,196	$342,019
	12/11/2013	--	--	--	--	--	--	2,853	--	$342,046
	12/11/2013	--	--	--	1,113	2,225	3,338	--	--	$266,755

(1)

Amounts represent the threshold, target, and maximum cash bonus amounts which could have been paid to each Named Executive Officer under our 2014 Incentive Payment Plan, or IPP. The final award amounts for the 2014 IPP were approved on the date indicated in the “Grant Date” column and the value of the final award amounts are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 37.

(2)

Amounts represent the threshold, target, and maximum amounts of shares distributable under performance share awards granted on December 11, 2013 under our 2007 Long-Term Incentive Plan. Awards will vest on the achievement of specified levels of non-GAAP earnings per share in the 2016 fiscal year.

(3)

Stock awards listed in this column represent grants of restricted stock units made on December 11, 2013. These grants vest, and shares will be released, in equal portions on each of January 8, 2015, January 8, 2016, January 8, 2017, January 8, 2018 and January 8, 2019. Due to provisions in the award allowing this grant to continue vesting after her retirement, RSUs granted to Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but release of shares under this award will occur on the same schedule as other grants on this date. If Ms. Kaufman provides services to, or owns more than 5% of, a competitor after her date of retirement, she will forfeit any right to the remaining outstanding shares.

(4)

Option awards listed in this column were granted on December 11, 2013 at an exercise price of $119.89. The options granted will vest in equal portions on each of the first through fifth anniversaries of the date of grant. The options were granted at 100% of fair market value on the date of grant and expire on December 11, 2023. Due to provisions in the award allowing this grant to continue vesting after their retirement, options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but exercisability of this award is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any remaining outstanding options.

(5)

Amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value recognized with respect to the 2014 fiscal year in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2014.

Narrative to the Grants of Plan Based Awards Table

Annual Non-Equity Incentives

The Compensation Committee annually adopts an Incentive Payment Plan, or IPP, to govern annual cash bonuses. Under the IPP, we tie potential annual bonus compensation to the achievement of business goals derived from our approved fiscal year budget.

Participation levels in the IPP are set by the Compensation Committee and represent a designated percentage of base salary for the fiscal year. That percentage controls the potential award that can be achieved under the IPP as follows:

Specific targets and achievement under the 2014 IPP are discussed in more detail in the Compensation Discussion and Analysis on page 22.

Equity Awards

We provide our Named Executive Officers with equity incentive awards as a tool to promote retention and to connect compensation with our long-term performance and stockholder returns. These awards are granted under our 2007 Long-Term Incentive Plan and may vest based on continued service over time and/or based on performance criteria. Stock options generally have a 10-year term and any stock options are awarded at 100% of fair market value on the date of grant.

The Compensation Committee utilizes a mixture of equity award types, including stock options, restricted stock units and performance shares. Stock options and restricted stock units granted in the 2014 fiscal year vest over time. The performance shares granted in the 2014 fiscal year vest on the achievement of specified levels of earnings per share over the performance period ending October 31, 2016.

Grant Process and Timing

The decision of whether to grant equity awards during a given fiscal year is made by the full Board based on a recommendation from the Compensation Committee. The Compensation Committee’s recommendation addresses whether and to what extent equity grants should be awarded based on business conditions, an analysis based on the economic value of an estimated total grant amount, accounting costs, and stock price volatility. The Compensation Committee considers the total economic and compensation value of potential awards, effectiveness as a retention tool, and effect on stockholder dilution in determining the recommended total amount of awards to be made for the fiscal year. The Compensation Committee also considers the economic and accounting implications of ASC 718 in its determination of the type of equity and appropriate award levels for grants.

If the Board agrees to grant equity, it does so in the aggregate and the Compensation Committee is charged with determining the specific allocation of awards to the operating units and to individual recipients, including the Named Executive Officers. In setting award amounts for the Named Executive Officers, the Compensation Committee considers recommendations from management and from the Committee’s independent compensation consultant, as well as historical grant levels based on the role and position of the executive. Grants are generally made in the first quarter of the fiscal year, after financial results for the prior fiscal year are available.

The Compensation Committee may also make periodic grants to new hires, upon a promotion or in other circumstances, in its discretion. Additional grants also may be made to accomplish specific retention goals. When such grants are approved, the grant date is set as the date that the award is approved by the Compensation Committee, unless the award is approved for a promotion or new hire which will occur in the future. In such case, the grant date will be tied to the date of hire or promotion. Grant dates are never set prior to the date of approval by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year End

This table provides information regarding the equity award holdings of the Named Executive Officers as of the end of the 2014 fiscal year.

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (Exercisable)	Number Of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert S. Weiss	66,000	-	$42.65	10/25/2017	(3)
	30,000	20,000	$58.07	12/13/2020	(9)
	37,500	12,500	$58.07	12/13/2020	(10)
	48,343	48,342	$65.96	12/14/2021	(11)
					(12)			15,000	$2,413,500
	18,385	73,538	$95.74	12/12/2022	(14)
					(15)			11,250	$1,810,125
	-	73,178	$119.89	12/11/2023	(17)
					(18)			10,659	$1,715,033
Daniel G. McBride	10,000	-	$80.51	2/22/2015	(1)
	12,500	-	$67.65	10/27/2015	(2)
	30,000	-	$42.65	10/25/2017	(3)
	6,000	-	$13.10	12/11/2018	(6)
					(8)	2,250	$368,775
					(12)			4,950	$796,455
					(13)	3,951	$647,569
	2,062	8,248	$95.74	12/12/2022	(14)
					(15)			3,713	$597,341
					(16)	2,721	$445,972
	-	11,981	$119.89	12/11/2023	(17)
					(18)			4,781	$769,182
					(19)	4,170	$683,463
Carol R. Kaufman	35,500	-	$67.65	10/27/2015	(2)
	33,000	-	$42.65	10/25/2017	(3)
	16,500	-	$15.83	10/30/2018	(4)
	16,500	-	$13.21	12/10/2018	(5)
	33,000	-	$13.10	12/11/2018	(6)
					(8)	2,475	$405,653

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (Exercisable)	Number Of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
					(12)			6,750	$1,086,075
					(13)	5,333	$874,079
	2,673	10,689	$95.74	12/12/2022	(14)
					(15)			5,063	$814,556
					(16)	3,528	$578,239
	-	10,419	$119.89	12/11/2023	(17)
					(18)			4,313	$693,881
					(19)	3,627	$594,465
Greg W. Matz	33,750	-	$38.89	5/3/2020	(7)
					(8)	2,352	$385,493
					(12)			4,950	$796,455
					(13)	3,951	$647,569
	2,062	8,248	$95.74	12/12/2022	(14)
					(15)			3,713	$597,341
					(16)	2,721	$445,972
	-	8,196	$119.89	12/11/2023	(17)
					(18)			3,338	$537,004
					(19)	2,853	$467,607
Albert G. White, III	14,375	-	$13.21	12/10/2018	(5)
	12,000	-	$13.10	12/11/2018	(6)
					(8)	2,250	$368,775
					(12)			4,950	$796,455
					(13)	3,951	$647,569
	2,062	8,248	$95.74	12/12/2022	(14)
					(15)			3,713	$597,341
					(16)	2,721	$445,972
	-	8,196	$119.89	12/11/2023	(17)
					(18)			3,338	$537,004
					(19)	2,853	$467,607

(1)	Options were granted on February 22, 2005 and became vested and exercisable on February 21, 2010.

(2)	Options were granted on October 27, 2005 and became vested and exercisable on October 27, 2010.

(3)	Options were granted on October 25, 2007 and became vested and exercisable as follows:
a.	one-quarter on each of October 25, 2008, October 25, 2009 and October 25, 2010; and
b.	one-quarter on March 10, 2011.

(4)	Options were granted on October 30, 2008 and became fully vested on March 29, 2009.

(5)	Options were granted on December 10, 2008 and became fully vested on December 10, 2012.

(6)	Options were granted on December 11, 2008 and became vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(7)	Options were granted on May 3, 2010 and became vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.

(8)

Award granted as RSUs on November 29, 2010 and valued at $163.90 per share, the closing price of our stock on October 31, 2014. The units vested in equal portions on each of January 8, 2012, January 8, 2013, January 8, 2014 and January 8, 2015.

(9)	Options were granted on December 13, 2010 and became vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.

(10)	Options were granted on December 13, 2010 and become vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.

(11)	Options were granted on December 14, 2011 and will become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(12)

Performance share awards granted on December 14, 2011 which will vest depending on the achievement of specified levels of growth in non-GAAP earnings per share for the 2014 fiscal year. Share amounts represent maximum payout amounts and are valued at $163.90 per share, the closing price of our stock on October 31, 2014.

(13)

Award granted as RSUs on December 14, 2011 and valued at $163.90 per share, the closing price of our stock on October 31, 2014. The units vest in equal portions on each of January 8, 2013, January 8, 2014, January 8, 2015 and January 8, 2016.

(14)

Options were granted on December 12, 2012 and will become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant. Due to provisions in the award allowing this grant to continue vesting after their retirement, options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but exercisability of this award is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any remaining outstanding options.

(15)

Performance share awards granted on December 12, 2012 which will vest depending on the achievement of specified levels of growth in non-GAAP earnings per share for the 2015 fiscal year. Share amounts represent maximum payout amounts and are valued at $163.90 per share, the closing price of our stock on October 31, 2014.

(16)

Award granted as RSUs on December 12, 2012 and valued at $163.90 per share, the closing price of our stock on October 31, 2014. The units vest in equal portions on each of January 8, 2014, January 8, 2015, January 8, 2016, January 8, 2017, and January 8, 2018. Due to provisions in the award allowing this grant to continue vesting after her retirement, RSUs granted to Ms. Kaufman were considered vested on the first anniversary of the date of grant, but release of shares under this award will occur on the same schedule as other grants on this date. If Ms. Kaufman provides services to, or owns more than 5% of, a competitor after her date of retirement, she will forfeit any right to the remaining outstanding shares.

(17)

Options were granted on December 11, 2013 and will become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant. Due to provisions in the award allowing this grant to continue vesting after their retirement, options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but exercisability of this award is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any previously remaining outstanding options.

(18)

Performance share awards granted on December 11, 2013 which will vest depending on the achievement of specified levels of growth in non-GAAP earnings per share for the 2015 fiscal year. Share amounts represent maximum payout amounts and are valued at $163.90 per share, the closing price of our stock on October 31, 2014.

(19)

Award granted as RSUs on December 11, 2013 and valued at $163.90 per share, the closing price of our stock on October 31, 2014. The units will vest in equal portions on each of January 8, 2015, January 8, 2016, January 8, 2017, January 8, 2018 and January 8, 2019. Due to provisions in the award allowing this grant to continue vesting after her retirement, RSUs granted to Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but release of shares under this award will occur on the same schedule as other grants on this date. If Ms. Kaufman provides services to, or owns more than 5% of, a competitor after her date of retirement, she will forfeit any right to the remaining outstanding shares.

Option Exercises and Stock Vested

The following table details the number of shares acquired on exercise of stock options and release of shares upon vesting of performance share awards and awards of Restricted Stock Units during the 2014 fiscal year by the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (1)
Robert S. Weiss	121,200	$10,044,361	15,000	$1,861,050
Daniel G. McBride	-0-	$-0-	4,906	$608,687
Carol R. Kaufman	35,500	$2,714,914	12,774	$1,539,173
Greg W. Matz	-0-	$-0-	9,957	$1,201,853
Albert G. White, III	15,980	$1,607,856	9,406	$1,167,002

(1)

Includes shares issued on vesting of performance share awards granted on December 13, 2010 to the Named Executive Officers. The following Named Executive Officers elected to defer receipt of the indicated shares until January 8, 2016 as provided by the terms of the underlying award agreements:

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting	Value at October 31, 2014
Robert S. Weiss	15,000	$1,759,500	$2,458,500
Daniel G. McBride	4,950	$580,635	$811,305
Albert G. White, III	4,950	$580,635	$811,305

Non-Qualified Deferred Compensation Table

The table below sets forth certain information as of October 31, 2014 with respect to the non-qualified deferred compensation plans in which our Named Executive Officers participate.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Robert S. Weiss	Performance Share Awards	$1,759,500	$1,861,050	$4,917,000
Daniel G. McBride	Performance Share Awards	$ 580,635	$-0-	$811,305
Carol R. Kaufman	--	$-0-	$-0-	$-0-
Greg W. Matz	--	$-0-	$-0-	$-0-
Albert G. White, III	Performance Share Awards	$ 580,635	$558,315	$1,622,610
(1)	Valued at closing price on the payment date of performance share awards deferred under the terms of the underlying agreement.

(2)	Valued at $163.90 per share, the closing price of our stock on October 31, 2014.

Pension Benefits Table

Credited service and value of the accumulated benefits payable to our Named Executive Officers as of October 31, 2014 under our Retirement Income Plan at the normal retirement age of 65 are as follows.

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Robert S. Weiss (2)	36.75	$802,352	$-0-
Daniel G. McBride	8.67	$152,899	$-0-
Carol R. Kaufman (2)	19.07	$605,107	$-0-
Greg W. Matz	3.50	$81,342	$-0-
Albert G. White, III	7.50	$108,923	$-0-
(1)

Present value is calculated as of the October 31, 2014 measurement date and is based on a 4.25% discount rate and the RP2000 Mortality Tables with fourteen years of projected mortality improvement using Scale AA.

(2)	Mr. Weiss and Ms. Kaufman are over age 65, and therefore the present value of their individual accumulated benefits reflects the actual annual accrued benefit as of October 31, 2014.

Narrative to Pension Benefits Table

Our Retirement Income Plan was adopted in December 1983. The majority of the Company’s U.S. employees who work at least 1,000 hours per year are covered by the Plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000 and 1.20% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.

Credited service and value of the accumulated benefits payable as of October 31, 2014 under the Company’s Retirement Income Plan at the normal retirement age of 65 are based on the current accumulated benefits for the Named Executive Officers. The estimated annual benefits payable under this Plan upon retirement (at the normal retirement age of 65) are as follows:

Officer	Estimated Annual Benefits Payable (1)
Robert S. Weiss	$71,193
Daniel G. McBride	$71,409
Carol R. Kaufman	$46,305
Greg W. Matz	$40,821
Albert G. White, III	$83,461
(1)	Mr. Weiss and Ms. Kaufman are over age 65, and therefore the present value of their individual accumulated benefits reflects the actual annual accrued benefit as of October 31, 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

During the 2014 fiscal year, we had agreements in place with our Named Executive Officers that govern the terms of post-employment compensation in the event of a termination of their employment. All except the agreements with Messrs. Weiss and White are subject to our Change in Control Severance Plan adopted on May 21, 2007. The Change in Control Severance Plan provides severance benefits to certain of our key employees as recommended by management. Agreements under this plan require prior approval of the Compensation Committee before they are offered to executives. The Change in Control Severance Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. At the time of this Proxy Statement, approximately 25 employees have agreements in place under this plan.

The following tables provide estimated amounts payable to each of the Named Executive Officers assuming termination of employment on October 31, 2014. The tables assume that the value at termination of outstanding equity awards is $163.90, which was the fair market value of our common stock on October 31, 2014. Upon termination of employment, amounts due to the Named Executive Officers will be paid in monthly installments.

Robert S. Weiss

Our severance agreement with Mr. Weiss originally took effect in August 1989. Under the agreement, Mr. Weiss would be entitled to a payment of up to 150% of his base salary in the event of his: (i) termination without cause, (ii) termination within 90 days of a change in control event, (iii) voluntary resignation with good reason, or (iv) separation after a request to relocate more than 50 miles from his current workplace. He would also be entitled to a prorated portion of his bonus under the applicable Incentive Payment Plan, or IPP, immediate vesting in his outstanding equity awards and his accrued benefits under the Retirement Income Plan, and continued coverage under our benefits program for up to 18 months.

The agreement with Mr. Weiss also provides for certain limited payments in the event that he voluntarily resigns his position without good reason. Mr. Weiss is required to provide a minimum of 45 days’ notice of his resignation to receive these payments. Upon proper notice, he can receive a percentage of his current annual base salary equal to the number of days’ notice provided divided by 360, to a maximum of 25%.

	Voluntary Resignation	Termination without Cause or Resignation for Good Reason	Termination after Change of Control or Separation After Request to Relocate	Retirement	Death

Severance Payment (1)	$210,000	$1,260,000	$840,000	$-0-	$1,260,000
Incentive Payment Plan (2)	$907,200	$907,200	$907,200	$907,200	$907,200
Present Value of Accumulated Pension Benefits (3)	$802,352	$802,352	$802,352	$802,352	$802,352
Equity Awards (4)	$-0-	$41,573,788	$43,007,913	$32,179,790	$23,946,876
Benefits (5)	$-0-	$60,096	$40,064	$-0-	$1,040,000
Total Payable on Separation	$1,919,552	$44,603,436	$45,597,529	$33,889,342	$27,956,428

(1)

Represents 25% of base salary for the 2014 fiscal year, the maximum amount allowed under the agreement, in the event of a voluntary resignation with a minimum of 45 days’ notice. Represents 150% of base salary for the 2014 fiscal year in the event of termination without cause or resignation with good reason. Represents 100% of base salary for the 2014 fiscal year upon termination within 90 days of a change in control or after a request to relocate.

Mr. Weiss’ severance agreement provides that if he is entitled to payment for any of the above reasons, his estate will receive the same payments in the event of his death. For purposes of estimating payments on death for the above table, the maximum payout of 150% of base salary has been used on the assumption that severance at this level was triggered immediately prior to his death and his estate is entitled to such payments under the agreement. No severance is automatically paid upon retirement or death under Mr. Weiss’ agreement or Company policy.

(2)

Represents the bonus award payable to Mr. Weiss under the 2014 Incentive Payment Plan, which was earned in full but not yet paid as of October 31, 2014. Upon voluntary resignation prior to the date that awards are paid under the 2014 IPP, this award would be forfeit.

(3)

Mr. Weiss is fully vested in all benefits due under our Retirement Income Plan and will retain his accrued benefits after termination of employment. For further information on the Retirement Income Plan, see the Pension Benefits Table on page 47. In the event of the executive’s death, benefits are payable to the estate.

(4)

Represents the realizable value on the sale of the shares underlying equity awards which were outstanding at October 31, 2014 at a stock price of $163.90; includes shares which were either vested at that date or would be subject to accelerated vesting upon a termination of employment. For purposes of estimating the value of performance shares which have not completed their performance period, it is assumed that target award levels will be achieved and paid accordingly, except in the event of a change in control which may trigger certain provisions to require payout at maximum achievement.

Upon termination without cause, voluntary resignation with good reason, termination after a change in control, or separation after a request to relocate, Mr. Weiss’ outstanding equity awards which were not vested will immediately become fully vested and exercisable. All unvested awards will be entirely forfeit on voluntary resignation without good reason regardless of notice provided.

In the event of retirement or death, outstanding equity awards will be treated in accordance with the terms of their associated agreements. Termination for retirement or upon death will result in payment of a pro rata portion of performance shares which have not completed their performance cycle based on the portion of the performance cycle completed at termination.

For awards prior to the 2013 fiscal year, outstanding stock options that are unvested at the date of Mr. Weiss’ retirement or death will be forfeit. Vested options will remain outstanding and exercisable for a term of three years from the date of retirement or one year from the date of death. For awards made in fiscal 2013 and fiscal 2014, granted stock options will continue to vest after his date of retirement on the normal vesting dates indicated in the award agreement and will remain exercisable until their expiration date. If Mr. Weiss provides services to, or owns more than 5% of, a competitor after his date of retirement, he will forfeit the right to any remaining outstanding options.

(5)

Mr. Weiss and his dependents will be eligible to continue participation in our insurance benefit plans until all severance benefits have been paid. Amounts reflect the value of benefits over the severance period or benefits payable under our life insurance policies in the event of Mr. Weiss’ death.

Albert G. White, III

Our Change in Control Agreement with Albert G. White, III originally took effect in January 2007 and was amended in September 2008. Under the agreement, Mr. White would be entitled to a payment of 100% of his base salary in the event of his termination within 90 days of a change in control event, provided he is not terminated for cause and does not voluntarily resign his position.

He would also be entitled to a prorated portion of his bonus under the applicable Incentive Payment Plan and continued coverage under the Company’s benefits program for up to 12 months from the date of termination in the event of termination for any of these reasons.

	Termination without Cause	Termination after Change of Control	Retirement	Death
Severance Payment (1)	$78,447	$386,131	$-0-	$-0-
Incentive Payment Plan (2)	$279,269	$279,269	$279,269	$279,269
Present Value of Accumulated Pension Benefits (3)	$108,923	$108,923	$108,923	$108,923
Equity Awards (4)	$4,116,315	$6,823,666	$5,038,580	$5,038,580
Benefits (5)	$9,284	$37,137	$-0-	$1,600,000
Total Payable on Separation	$4,592,238	$7,635,126	$5,426,772	$7,026,772

(1)

Represents the severance due per Company policy for all employees in the event of termination without cause. Represents 100% of base salary for the 2014 fiscal year in the event of termination without cause within 90 days of a change in control. No severance is due upon retirement or death.

(2)

Represents the bonus award payable to Mr. White under the 2014 Incentive Payment Plan, which was earned in full but not yet paid as of October 31, 2014. Upon voluntary resignation prior to the date that awards are paid under the 2014 IPP, this award would be forfeit.

(3)

Mr. White is fully vested in all benefits due under our Retirement Income Plan and will retain his accrued benefits after termination of employment. For further information on the Retirement Income Plan, see the Pension Benefits Table on page 47. In the event of the executive’s death, benefits are payable to the estate.

(4)

Represents the realizable value on the sale of the shares underlying equity awards which were outstanding at October 31, 2014 at a stock price of $163.90. Includes shares which were either vested at that date or would be subject to accelerated vesting upon a termination of employment. For purposes of estimating the value of performance shares which have not completed their performance period, it is assumed that target award levels will be achieved and paid accordingly, except in the event of a change in control which may trigger certain provisions to require payout at maximum achievement.

Upon termination after a change in control or resignation with good reason after a change in control, all outstanding equity awards will immediately become fully vested. Termination on a change in control will result in immediate payment of performance shares at either target or maximum award levels depending on how much of the performance cycle has been completed.

In the event of the executive’s termination without cause, retirement or death, outstanding equity awards will be treated in accordance with the terms of the associated award agreements. Performance share awards will be entirely forfeit on voluntary resignation or termination without cause. Termination for death, disability or retirement will result in payment of a pro rata portion of the performance shares based on the portion of the performance cycle completed at termination.

Generally, stock options that are unvested at the date of the holder’s termination will be forfeit. Vested options will remain outstanding and exercisable for a term of three months from the termination date in the case of a termination without cause, three years from the date of retirement or one year from the date of death. Outstanding unvested RSUs would be immediately forfeited under the terms of the associated award agreement upon any termination of employment.

(5)

In the event that Mr. White’s employment is terminated, he and his dependents will be eligible to continue participation in our insurance benefit plans for up to 24 months after the date of termination. Amounts reflect the value of benefits over the severance period or benefits payable under our life insurance policies in the event of Mr. White’s death.

Other Named Executive Officers

We have Change in Control agreements in place under our Change in Control Severance Plan with each of Messrs. Matz and McBride and Ms. Kaufman. The agreement with Mr. McBride and with Ms. Kaufman took effect in June 2007 and the agreement with Mr. Matz took effect in June 2010. These agreements continue in effect until the executive’s employment terminates and all severance obligations have been fulfilled. Under the agreements, each of these executives would be entitled to a payment of 200% of their base salary in the event of either termination without cause or voluntary resignation with good reason within one year of a change in control event.

Each executive would also be entitled to a pro rata portion of their bonus under the applicable Incentive Payment Plan, immediate vesting in their outstanding equity awards and their currently accrued benefits under the Retirement Income Plan, continued coverage under our benefits program for up to 24 months, and payment of all salary and vacation which was accrued but unpaid at the date of termination.

If employment terminates for these executives other than as provided for in their Change in Control agreements, the standard Company severance policies for all employees will apply. The following table provides information regarding the amounts payable to these executives in the event of a termination of employment.

	Termination without Cause	Termination or Resignation with Good Reason After a Change in Control	Retirement	Death
Daniel G. McBride
Severance Payment (1)	$109,892	$900,000	$-0-	$-0-
Incentive Payment Plan (2)	$340,200	$340,200	$340,200	$340,200
Present Value of Accumulated Pension Benefits (3)	$152,899	$152,899	$152,899	$152,899
Equity Awards (4)	$6,719,871	$11,897,250	$7,691,634	$7,691,634
Benefits (5)	$20,487	$85,487	$-0-	$1,600,000
Total Payable on Separation	$7,343,349	$13,375,836	$8,184,733	$9,784,733

Carol R. Kaufman
Severance Payment (1)	$509,132	$881,288	$-0-	$-0-
Incentive Payment Plan (2)	$285,537	$285,537	$285,537	$285,537
Present Value of Accumulated Pension Benefits (3)	$605,107	$605,107	$605,107	$605,107
Equity Awards (4)	$17,506,257	$23,553,076	$21,115,309	$18,755,502
Benefits (5)	$24,540	$37,532	$-0-	$1,170,000
Total Payable on Separation	$18,930,573	$25,362,540	$22,005,953	$20,816,146

Greg W. Matz
Severance Payment (1)	$81,783	$772,262	$-0-	$-0-
Incentive Payment Plan (2)	$229,362	$229,362	$229,362	$229,362
Present Value of Accumulated Pension Benefits (3)	$81,342	$81,342	$81,342	$81,342
Equity Awards (4)	$4,359,634	$9,013,625	$5,281,899	$5,281,899
Benefits (5)	$10,016	$81,699	$-0-	$1,600,000
Total Payable on Separation	$4,762,137	$10,178,290	$5,592,603	$7,192,603

(1)

Represents the severance due per Company policy for employees in the event of other termination without cause. Represents 200% of base salary for the 2014 fiscal year in the event of termination without cause or resignation for good reason within one year of a change in control. No severance is due upon retirement or death of the executive.

(2)

Represents the bonus award payable under the 2014 Incentive Payment Plan which was earned in full but not yet paid as of October 31, 2014. Upon voluntary resignation prior to the date that awards are paid under the 2014 IPP, this award would be forfeit.

(3)

Upon termination without cause, retirement, or death, executives who are vested in the Retirement Income Plan will retain accrued benefits. These benefits will be paid upon the executive’s application for retirement benefits in accordance with the terms of the Retirement Income Plan, or in the event of the executive’s death, benefits are payable to the estate. For further information on the Retirement Income Plan, see the Pension Benefits Table on page 47.

Upon termination without cause or resignation with good reason after a change in control, all benefits due under our Retirement Income Plan will vest in full. If the terms of the Retirement Income Plan prevent immediate vesting the executive will receive substantially equivalent benefits.

As of October 31, 2014, Mr. Matz was not vested in the Retirement Income Plan.

(4)

Represents the realizable value on the sale of the shares underlying equity awards which were outstanding at October 31, 2014 at a stock price of $163.90. Includes shares which were either vested at that date or would be subject to accelerated vesting upon a termination of employment. For purposes of estimating the value of performance shares which have not completed their performance period, it is assumed that target award levels will be achieved and paid accordingly, except in the event of a change in control which may trigger certain provisions to require payout at maximum achievement.

Upon termination after a change in control or resignation with good reason after a change in control, all outstanding equity awards will immediately become fully vested. Termination on a change in control will result in immediate payment of performance shares at either target or maximum award levels depending on how much of the performance cycle has been completed.

In the event of the executive’s termination without cause, retirement or death, outstanding equity awards will be treated in accordance with the terms of the associated award agreements. Performance share awards will be entirely forfeit on voluntary resignation or termination without cause. Termination for death, disability or retirement will result in payment of a pro rata portion of the performance shares based on the portion of the performance cycle completed at termination.

Generally, stock options that are unvested at the date of the holder’s termination will be forfeit. Vested options will remain outstanding and exercisable for a term of three months from the termination date in the case of a termination without cause, three years from the date of retirement or one year from the date of death. Outstanding unvested RSUs would be immediately forfeited under the terms of the associated award agreement upon any termination of employment.

For Ms. Kaufman’s awards in fiscal 2013 and fiscal 2014, her stock option and RSU awards will continue to vest after her date of retirement based on the vesting schedule provided in the award agreements. In the event of termination of Ms. Kaufman’s employment without cause, or by reason of her death, the outstanding unexerciseable stock options and unreleased RSUs would be subject to forfeiture. Additionally, if Ms. Kaufman provides services to, or owns more than 5% of, a competitor after her date of retirement, she will forfeit any remaining outstanding awards.

(5)

Upon termination after a change in control or resignation with good reason after a change in control, the executive and their dependents will be eligible to continue participation in our insurance benefit plans for up to 24 months after the date of termination. Amounts reflect the value of benefits over the severance period or benefits payable under our life insurance policies in the event of the executive’s death.

DIRECTOR COMPENSATION

The Organization and Compensation Committee, or the Compensation Committee, reviews and recommends compensation amounts for the Non-Employee Directors and the full Board has responsibility for the approval of compensation amounts based on these recommendations. Directors of a publicly traded company have substantial responsibilities and time commitments, and with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide suitable economic incentives for our directors and to compensate them appropriately for their continued performance, increased responsibilities and dedication. The Compensation Committee takes these factors into account in making recommendations to the Board with regard to changes in the Non-Employee Director compensation program.

The Compensation Committee also receives an analysis from its independent compensation consultant regarding compensation of the Non-Employee Directors. The Compensation Committee reviews and analyzes this information in determining whether to recommend changes to the Board. The Board sets total Non-Employee Director compensation at levels it considers appropriate given the competitive market for qualified directors, peer group compensation of directors, and the time commitment expected of the Non-Employee Directors. Director compensation is reviewed at least annually and modified as the Board considers necessary or appropriate.

Retainers and Committee Chair Compensation

We compensate each Non-Employee Director based on service to us, including attendance at meetings and service on committees of the Board. Director compensation is composed of:

•	An annual cash retainer;

•	Additional cash retainers for service as a committee chair;

•	Payment for attendance at meetings of the Board and its Committees and other time spent on the business of the Company; and

•	Equity awards in the form of stock options and restricted stock awards.

Compensation levels are designed to correspond to the relative responsibility of each director and are regularly reviewed to ensure they meet this standard.

Directors who are also our employees receive no additional compensation for their service as directors.

Annual Cash Retainers

For the 2014 fiscal year, each Non-Employee Director received an annual cash retainer of $30,000 for their services. Dr. Rubenstein received an additional retainer of $10,000 for his service as Lead Director and Mr. Bender received an additional retainer of $125,000 for his service as Chairman of the Board.

Chair Retainers and Meeting Payments

The Non-Employee Directors who served as Committee Chairs received an additional retainer in recognition of their time devoted to us in this capacity. Retainer amounts are structured to reflect the additional requirements placed on each Committee Chair.

Committee Chair Retainers:
Audit Committee Chair - Steven Rosenberg	$17,500 per year
Organization and Compensation Committee Chair - Michael Kalkstein	$12,000 per year
Corporate Governance and Nominating Committee Chair - Allan Rubenstein, M.D.	$10,000 per year
Science and Technology Committee Chair - Stanley Zinberg, M.D.	$10,000 per year

The Non-Employee Directors are also compensated for attendance at meetings as follows:

Meetings held in person by the Board or any Committee of the Board	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting more than 2 hours	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting less than 2 hours	$1,000 per meeting

In the event that more than one meeting occurred on the same day, Non-Employee Directors were compensated for each meeting separately.

Non-Employee Directors may also receive compensation for one travel day in connection with meetings at $2,000 per day and for time spent substantially on work for us at a rate of $250 per hour.

Equity Compensation

The Non-Employee Directors participate in the 2006 Directors’ Plan, which provides for annual equity awards that may be made in the form of restricted stock awards, restricted stock unit awards, stock options, or any combination thereof. The Board believes that Non-Employee Director compensation should contain a significant equity component to align director and stockholder interests. Grant dates, award amounts, and vesting criteria for these annual equity awards are set by the terms of the 2006 Directors’ Plan.

The 2006 Directors’ Plan was originally approved by stockholders on March 21, 2006, and was amended and restated in March 2009 and in March 2011. The 2006 Directors’ Plan has been subsequently amended in October 2011, October 2012, and October 2013. As currently in force, the 2006 Directors’ Plan provides for two equity awards annually to the Non-Employee Directors each November. Awards are based on specified accounting values set by the Board of Directors.

Awards vest one year from the date of grant and are divided as follows:

a)	a grant of stock options on November 1 of each year with an exercise price equal to 100% of the fair market value of our common stock on the date of grant; and

b)

a grant of restricted stock on November 15 which entitles each Non-Employee Director to purchase shares of restricted stock at par value. The restricted stock award may also take the form of a restricted stock unit award, in the discretion of the Board.

The 2006 Directors’ Plan also provides that, upon appointment to the Board, new Non-Employee Directors receive a grant of stock options and restricted stock as specified in the terms of the 2006 Directors’ Plan, prorated for the number of months of service remaining in the fiscal year in which they were appointed. Additional awards under the 2006 Directors’ Plan may be made at the Board’s discretion.

When a Non-Employee Director ceases to serve on the Board, unless they are terminated for cause, restrictions are immediately lifted on all of their outstanding restricted stock awards and their outstanding stock options become immediately exercisable and remain exercisable for three years.

Director Compensation Table

The following table sets forth the total cash and equity compensation paid to the Non-Employee Directors for their service on the Board and its committees during the 2014 fiscal year. At present, the Non-Employee Directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to the Non-Employee Directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (2)(4)	Total
A. Thomas Bender	$194,590	$148,494	$156,910	$499,994
Allan E. Rubenstein, M.D.	$97,834	$135,041	$156,910	$389,785
Michael H. Kalkstein	$94,000	$135,041	$142,633	$371,675
Jody S. Lindell	$82,000	$135,041	$142,633	$359,675
Gary S. Petersmeyer	$78,396	$135,041	$142,633	$356,071
Donald Press (5)	$31,199	$135,041	$142,633	$308,874
Steven Rosenberg	$88,000	$135,041	$142,633	$365,675
Stanley Zinberg, M.D.	$78,000	$135,041	$142,633	$355,675

(1)

Fees earned represent the total fees paid to the Non-Employee Directors for their service during the most recent fiscal year, including: (i) annual retainers paid to each Non-Employee Director for their service on the Board; (ii) annual retainers paid to Committee Chairs; (iii) fees for all Board and committee meetings attended during the designated fiscal year; and (iv) compensation for travel days and other time spent substantially on Company business.

(2)

The amounts shown are the compensation costs recognized in our financial statements for fiscal 2014 in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2014.

(3)	Represents the aggregate grant date fair value of restricted stock awards granted on November 15, 2013 under the 2006 Directors’ Plan. Each director received an award providing the right to purchase 1,044 restricted shares, or 1,148 restricted shares in the case of the Chairman of the Board, of our common stock at par value of $0.10 per share.

At October 31, 2014, each Non-Employee Director held 1,044 shares of our common stock subject to restrictions, inclusive of the shares in the Director Compensation Table, with the exception of Mr. Bender who held 1,148 shares.

(4)

Represents the aggregate grant date fair value of stock options granted on November 1, 2013 under the 2006 Directors’ Plan. Each Non-Employee Director was granted an option to purchase 3,227 shares of our common stock, or 3,550 shares for Mr. Bender and Dr. Rubenstein. These options have an exercise price equal to the fair market value of our common stock on the date of grant, which was $128.35 per share.

The Non-Employee Directors had the following stock options outstanding at October 31, 2014:

Name	Outstanding Options
A. Thomas Bender	42,450
Allan E. Rubenstein, M.D.	15,650
Michael H. Kalkstein	65,727
Jody S. Lindell	43,227
Gary S. Petersmeyer	6,977
Donald Press	51,227
Steven Rosenberg	75,727
Stanley Zinberg, M.D.	50,727

(5)	Mr. Press served on our Board until his retirement in March 2014. Payments represent meeting fees and a pro rata stipend for service as a director.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws require that we have a minimum of six and maximum of eleven directors serving on the Board. The Board sets the size of the board annually prior to the Annual Meeting. The Board has fixed the number of directors to be elected at the Annual Meeting at eight.

The names of the nominees presented for election as directors at the Annual Meeting are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience and their service on other companies’ boards of directors.

Each nominee, if elected, will serve as a director until the next Annual Meeting and until his or her successor is duly elected and qualified. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee or elect to reduce the size of the Board. If an alternative nominee is proposed, proxies will be voted for the alternative nominee.

The Nominees

Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees or between the nominees and any of our officers.

A. THOMAS BENDER	AGE: 75	JOINED THE BOARD: 1994

INDEPENDENT DIRECTOR, CHAIRMAN OF THE BOARD

Business Experience: Mr. Bender has served on our Board since 1994 and was elected Chairman in July 2002. He also served as our President and Chief Executive Officer from May 1995 until his retirement in October 2007. He previously served as President of CooperVision, our contact lens subsidiary, from June 1991 to December 2004. Between 1966 and June 1991, Mr. Bender held a variety of management positions at Allergan, Inc., a manufacturer of eye and skin care products, including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan’s dermatology division.

Other Directorships and Memberships: Mr. Bender serves on the board of directors of Allegro Ophthalmics LLC, a private ophthalmic company focused on pharmaceutical treatment of eye disease. Mr. Bender currently serves on the compensation and audit committees at Allegro. He also serves on the board of Mission Hospital Foundation in Mission Viejo, CA.

Qualifications to Serve: Mr. Bender served as our CEO for 13 years, providing him with unique perspective and insight into our operations and business which is valuable to the Board, and his tenure as Chairman of the Board has provided leadership continuity and stability to our Company. In addition to his history with the Company, Mr. Bender has almost 50 years of experience in the pharmaceutical industry, providing him with a strong background and knowledge that assists the Board in analysis of our peer companies, markets and industry. Additionally, Mr. Bender has served on the boards of other public and private medical device companies, allowing him to gain insight and perspective regarding business and regulatory issues facing our industry. Additionally, Mr. Bender has served as chairman of the compensation and organization committees for several medical device companies. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Bender for nomination for re-election.

MICHAEL H. KALKSTEIN	AGE: 72	JOINED THE BOARD: 1992

INDEPENDENT DIRECTOR

Business Experience: Mr. Kalkstein was a partner at Dechert LLP, an international law firm, from June 2003 through June 2007 and was Co-chair of the firm’s Intellectual Property Practice Group. He also served as the Managing Partner of Dechert’s Palo Alto office from June 2003 through December 2005. As of June 30, 2007, he has retired from active practice and continues to be “Of Counsel” to Dechert at its Mountain View, CA office. Previously, from September 1999 through May 2003, he was a partner at Oppenheimer, Wolff & Donnelly, LLP, an international law firm, and a member of its Policy and Technologies Committees.

Other Directorships and Memberships: Mr. Kalkstein served as a member of the Board of Trustees of Opera San Jose from 1984 to October 2010, serving as its President from 1992 to 1994. He was a member of the Alliance of CEOs from 2001 to June 2007 and was a member of the board of directors of the Law Foundation of Silicon Valley from 2002 to June 2007. Until January 2007, he also served as a director of the Northern California Chapter of the National Association of Corporate Directors.

Qualifications to Serve: As a licensed attorney with experience in intellectual property law, Mr. Kalkstein brings the Board insight and perspective on the legal and regulatory issues that face our business and industry. Mr. Kalkstein also brings management experience, having served as a managing partner for a key office of an international law firm. His continued connections with the legal community, as well as his involvement with groups such as the Alliance of CEOs and National Association of Corporate Directors and participation in NYSE/Euronext Corporate Board Member programs, provides the Board with insight into current issues facing both business executives and independent board members. Additionally, through his long-term service on our Board, Mr. Kalkstein has gained a good working knowledge and understanding of our business which provides efficiency and continuity for our Board. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Kalkstein for nomination for re-election.

JODY S. LINDELL	AGE: 63	JOINED THE BOARD: 2006

INDEPENDENT DIRECTOR, AUDIT COMMITTEE FINANCIAL EXPERT

Business Experience: Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Until May 2000, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Ms. Lindell is also a Certified Public Accountant (inactive).

Other Directorships and Memberships: Through September 2007, she served as a director and on the audit and director’s loan committees for First Republic Bank, a publicly traded financial institution. First Republic Bank was acquired in 2007, underwent a management led buyout in mid-2010 and again became publicly traded (NYSE: FRC) in December 2010. Ms. Lindell continues to serve as a director, chairs the audit committee and serves on the director’s loan committee and the director’s trust committee for First Republic Bank. She also currently serves on the board of directors and the audit, nominating and corporate governance, and compensation committees of PDL BioPharma (NasdaqGS: PDLI).

Qualifications to Serve: Ms. Lindell’s experience as a partner with KPMG and her accounting background bring valuable knowledge of finance and accounting regulations to our Board and Audit Committee. She is qualified as an Audit Committee Financial Expert under the SEC rules, and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees. Ms. Lindell has also gained a good working knowledge and understanding of our business and operations during her term of service on the Board, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Ms. Lindell for nomination for re-election.

GARY S. PETERSMEYER	AGE: 67	JOINED THE BOARD: 2013

INDEPENDENT DIRECTOR

Business Experience: Mr. Petersmeyer currently serves as a consultant to companies in the pharmaceutical and medical device industries. Most recently he co-founded Aesthetic Sciences Corporation in 2004 and served as the Chief Executive Officer and Chairman until December 2010. Prior to that he served as President and Chief Operating Officer of Pherin Pharmaceuticals, Inc. from 2000 to 2001, and as President and Chief Operating Officer of Collagen Corporation, Inc. from 1995 to 2000. From 1976 to 1995 he served in various management positions for pharmaceutical and medical device companies.

Other Directorships and Memberships: Mr. Petersmeyer serves as a director and member of the compensation and audit committees of Omnicell, Inc. (NASDAQ: OMCL) and as director and chairman of the board of Cardica, Inc. (NASDAQ: CRDC). He has served on the boards of Visx Incorporated and Roxro Pharmaceuticals prior to their acquisitions. He also serves as chairman of the board for Positive Coaching Alliance, a non-profit organization dedicated to improving youth sports.

Qualifications to Serve: Mr. Petersmeyer has served as the CEO or President of four companies in the medical device and pharmaceuticals industry and has almost 40 years of industry experience in leadership positions. He has extensive knowledge and experience in global markets, including the United States, Asia and Europe. His expertise includes financial, research and regulatory strategy, and business development with an emphasis on growth, new product lines and leadership development. He has extensive experience as a director and has experience with service on a compensation committee. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Petersmeyer for re-election to the Board.

STEVEN ROSENBERG	AGE: 66	JOINED THE BOARD: 1993

INDEPENDENT DIRECTOR, AUDIT COMMITTEE FINANCIAL EXPERT

Business Experience: Mr. Rosenberg served as President and Chief Executive Officer of Berkshire Bancorp Inc., a publicly traded bank holding company (NASDAQ: BERK), from March 1999 through his retirement in March 2013. He also served as their Vice President, Finance and Chief Financial Officer from March 1990 to March 1999. From September 1987 through March 1990, Mr. Rosenberg was President and Chief Executive Officer of Scomel Industries, Inc., an international marketing and consulting group. Prior to that, he was Vice President of Noel Industries, Inc., an apparel manufacturer and importer.

Other Directorships and Memberships: Mr. Rosenberg served as a director of Berkshire Bancorp Inc. until his retirement in March 2013.

Qualifications to Serve: Mr. Rosenberg has almost 30 years of experience in senior executive roles, including experience as a senior financial officer of a publicly traded company. This experience provides insight into operations and management of an international organization, as well as familiarity with review of financial statements and assessment of operational risk. He is qualified as an Audit Committee Financial Expert under the SEC rules. Mr. Rosenberg has also gained a good working knowledge and understanding of our business and operations during his term of service on the Board, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Rosenberg for nomination for re-election.

ALLAN E. RUBENSTEIN, M.D.	AGE: 70	JOINED THE BOARD: 1992

INDEPENDENT DIRECTOR, VICE CHAIRMAN AND LEAD DIRECTOR

Business Experience: Dr. Rubenstein has served as our Vice Chairman and Lead Director since July 2002, and previously served as Chairman of the Board from July 1994 through July 2002. He served as Acting Chairman of the Board from April 1993 through June 1994. He is also Clinical Professor of Neurology and Pediatrics at New York University Langone Medical Center. Formerly, he was Chief Executive Officer of NexGenix Pharmaceuticals in NYC from 2003 to 2011.

Other Directorships and Memberships: He currently serves as chairman of the board for CalAsia Pharmaceuticals since September 2012. He is also a trustee of the Connecticut River Museum in Essex, Connecticut. Previously, he served as a director of BioClinica (NASDAQ: BIOC), a specialty clinical trials company, from 2000 to 2003. He is also Medical Director Emeritus of the Children’s Tumor Foundation and a consultant to the National Institutes of Health, the U.S. Food and Drug Administration and the U.S. Department of Defense, where he served as Chair of the Army Neurofibromatosis Research Program Integration Panel in 2001.

Qualifications to Serve: As a leading academic scientist and clinician, Dr. Rubenstein provides valuable insight into human physiology and medical practices and techniques that aid the Board in making determinations regarding new technologies to develop or acquire. He also brings experience with clinical trials and a knowledge and understanding of the development of medical devices to his service. His experience as the head of a medical technology company provides perspective on operations of a medical device company. Additionally, through his long term of service on our Board, Dr. Rubenstein has gained a good working knowledge and understanding of our business and operations, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Dr. Rubenstein for nomination for re-election.

ROBERT S. WEISS	AGE: 68	JOINED THE BOARD: 1996

NON-INDEPENDENT DIRECTOR, CHIEF EXECUTIVE OFFICER

Business Experience: Mr. Weiss has served as our President since March 2008 and as our Chief Executive Officer since November 2007. He also served as President of CooperVision, our contact lens subsidiary, from March 2007 to February 2008. He previously served as our Chief Operating Officer from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as our Chief Financial Officer from September 1989 to January 2005. He served as our Treasurer from 1989 to March 2002. Since joining us in 1977, he has held a number of finance positions both with us and Cooper Laboratories, Inc. (our former parent).

Other Directorships and Memberships: Mr. Weiss is also a director of Accuray Incorporated (Nasdaq: ARAY), a company that develops and markets a sophisticated robotic radiosurgery system designed to treat tumors. He serves on its nominating and governance committee and on its audit committee.

Qualifications to Serve: As our current Chief Executive Officer, Mr. Weiss provides a key connection between the senior executives and our Board, enabling oversight of our operations with the benefit of management’s perspective on our business. He has day to day awareness of our business and industry and strategic vision for our Company that are important to the Board in making decisions regarding the direction of our business. He provides leadership, extensive knowledge of our Company, and business, operating and policy experience to our Board. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Weiss for nomination for re-election.

STANLEY ZINBERG, M.D., M.S.	AGE: 80	JOINED THE BOARD: 1997

INDEPENDENT DIRECTOR

Business Experience: Dr. Zinberg is a retired obstetrician-gynecologist who served as Deputy Executive Vice President and Vice President of Practice Activities for the American College of Obstetricians and Gynecologists (ACOG) in Washington, D.C. from 1993 through his retirement in December 2007. From 1981 until 1993 he served as Chief, Obstetrics and Gynecology, and Director, OB-GYN Residency Program at NY Downtown Hospital, where from 1990 through 1992 he also served as President of the Medical Staff and was a member of the Board of Trustees until June 2013. He is certified by the American Board of Obstetrics and Gynecology and is a member of the faculty of the Departments of Obstetrics and Gynecology at New York University School of Medicine, the Cornell University College of Medicine and the Georgetown University School of Medicine. He is the author of numerous editorials, scientific papers and book chapters in the field of women’s healthcare. In addition, Dr. Zinberg obtained a Masters Degree in Health Administration, with an emphasis on not-for-profit finance, in 1990 from the Graduate School of Public Administration of New York University.

Other Directorships and Memberships: Currently, Dr. Zinberg is a director on the Peconic Bay Medical Center board and serves on its finance committee, investment committee and strategic planning committee. He is also a director on the Peconic Bay Medical Center Foundation board. Additionally, he serves as a director and chairman of the board of the Westhampton Beach Performing Arts Center, a member of the New York State Board for Professional Medical Conduct, and a member of the Southampton Town Board of Ethics in Southampton, NY.

Qualifications to Serve: Dr. Zinberg’s extensive background in obstetrics and gynecology provides the Board with crucial insight into the practical application of our women’s healthcare products and the needs of medical practitioners. His experience as a leader of ACOG and continued involvement in the medical community provides perspective on current medical practices and procedures which aid the Board in evaluating new technologies, products and markets as our business continues to expand. Additionally, through his long term of service on our Board, Dr. Zinberg has gained a good working knowledge and understanding of our business and operations which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Dr. Zinberg for nomination for re-election.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director presented above.

Nominees for director will be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. The number of votes cast FOR a nominee must exceed the number of votes cast AGAINST. Abstentions and broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2015. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects our independent auditor for the following fiscal year.

KPMG LLP has served as our independent registered public accounting firm since our incorporation in 1980 and one or more representatives of KPMG LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

The proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion and Analysis beginning on page 22 and the compensation tables and associated narrative disclosure included in the discussion of Executive Compensation beginning on page 37.

Our executive compensation program has been designed to retain and incentivize a talented, motivated, and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage executive focus on both short-term and long-term goals as a company without encouraging inappropriate risks to achieve performance.

We were pleased to receive a favorable vote for our compensation practices at our 2014 Annual Meeting, with 95% of the votes cast by our stockholders on our Say-on-Pay proposal voted in favor of the compensation of the named executive officers. We consider these voting results to affirm stockholder support for our compensation practices and we continue to take steps to maintain alignment between executive pay and Company performance.

Highlights of our executive compensation program include:

•	A mixture of salary and incentive compensation that provides for a significant portion of executive compensation to be “at-risk” and dependent on our performance as a company;

•

Checks and balances within our compensation packages to balance focus on both short-term and long-term goals, encouraging our executives to focus on the health of the company both during the immediate fiscal year and for the future;

•	Compensation on termination of employment other than resulting from a change in control, limited for most executives to the standard severance policies used for all employees; and

•	Clawback provisions in our short-term incentive compensation program.

As an advisory vote, this proposal is not binding upon us as a Company. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our stockholders as expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers.

Accordingly, we will present the following resolution for vote at the 2015 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of The Cooper Companies, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in our Proxy Statement.”

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of our executive compensation program as presented in this Proxy Statement.

The proposal to approve our executive compensation program, on an advisory basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

OTHER MATTERS

The Board knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS

The Board unanimously recommends that the stockholders vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015; and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.

When a properly executed proxy in the form enclosed with this Proxy Statement is returned, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board.

By Order of the Board of Directors

A. Thomas Bender
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
Meeting Date March 16, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

THE COOPER COMPANIES, INC.

March 16, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Annual Report on Form 10-K and Proxy Card are available at investor.coopercos.com/financials.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢	00033333333303000000 2	031615

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 THRU 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named herein become unable to serve, and on such other matters as may properly come before the meeting or any adjournments or postponements thereof. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.		1.	ELECTION OF EIGHT DIRECTORS.	FOR	AGAINST	ABSTAIN
			A. Thomas Bender	☐	☐	☐
			Michael H. Kalkstein	☐	☐	☐
			Jody S. Lindell	☐	☐	☐
			Gary S. Petersmeyer	☐	☐	☐
			Steven Rosenberg	☐	☐	☐
			Allan E. Rubenstein, M.D.	☐	☐	☐
			Robert S. Weiss	☐	☐	☐
			Stanley Zinberg, M.D.	☐	☐	☐
		2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for The Cooper Companies, Inc. for the fiscal year ending October 31, 2015;	☐	☐	☐
		3.	An advisory vote on the compensation of our named executive officers as presented in the Proxy Statement; and	☐	☐	☐
		4.	The transaction of any other business that my properly come before the meeting or any continuations, adjournment or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

THE COOPER COMPANIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 16, 2015

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints CAROL R. KAUFMAN, DANIEL G. McBRIDE, GREGORY W. MATZ and ROBERT S. WEISS, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held at 6140 Stoneridge Mall Road, Suite 145, Pleasanton, CA, 94588 at 8:00 a.m., (P.D.T.), and at any continuations, adjournments or postponements thereof, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 THRU 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4.

(Continued and to be signed on the reverse side.)

¢	14475 ¢